UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CHIPOTLE MEXICAN GRILL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Chipotle Mexican Grill, Inc.

1401 Wynkoop Street, Suite 500

Denver, CO 80202

April 15, 2010

DEAR SHAREHOLDER:

You are cordially invited to attend the annual meeting of shareholders of Chipotle Mexican Grill, Inc., which will be held on June 8, 2010 at 8:00 a.m. local time at The Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado. Details of the business to be conducted at the annual meeting are given in the notice of meeting and proxy statement that follow.

Please vote promptly by following the instructions in this proxy statement or in the Notice of Internet Availability of Proxy Materials that was mailed to you.

Sincerely,

/s/ Steve Ells
Chairman of the Board and Co-Chief Executive Officer

NOTICE OF MEETING

The 2010 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be held on June 8, 2010 at 8:00 a.m. local time at The Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado, 80202. Shareholders will consider and take action on the following matters:

1.	Election of the three directors named in this proxy statement, Albert S. Baldocchi, Neil W. Flanzraich and Darlene J. Friedman, each to serve a three-year term (Proposal A);

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2010 (Proposal B); and

3.	Such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Information with respect to the above matters is set forth in the proxy statement that accompanies this notice.

The record date for the meeting has been fixed by the Board of Directors as the close of business on April 9, 2010. Shareholders of record at that time are entitled to vote at the meeting.

By order of the Board of Directors

/s/ Monty Moran
Co-Chief Executive Officer, Secretary and Director

April 15, 2010

Please execute your vote promptly by following the instructions included on the Notice of Availability of Proxy Materials that was provided to you, or as described under “How do I vote?” on page 1 of the accompanying proxy statement.

CHIPOTLE MEXICAN GRILL, INC.

1401 Wynkoop Street, Suite 500

Denver, Colorado 80202

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Tuesday, June 8, 2010, beginning at 8:00 a.m. at The Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado. This proxy statement was prepared under the direction of Chipotle’s Board of Directors to solicit your proxy for use at the annual meeting. It will be made available to shareholders on or about April 15, 2010.

Who is entitled to vote and how many votes do I have?

If you were a shareholder of record of our common stock on April 9, 2010, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting. On each matter to be voted on, you may cast one vote for each share of common stock you hold. As of April 9, 2010 there were 31,460,700 shares of common stock outstanding and entitled to vote.

What am I voting on?

You will be asked to vote on two proposals:

Proposal A –	Election of three directors: Albert S. Baldocchi, Neil W. Flanzraich and Darlene J. Friedman.

Proposal B –	Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2010.

The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR each candidate for director and FOR proposal B.

How do I vote?

If you hold your shares through a broker, bank, or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee in order to cast your vote. In most instances you can do this over the Internet. The Notice of Internet Availability of Proxy Materials that was mailed to you has specific instructions for how to submit your vote, or if you have received or request a hard copy of this proxy statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement. However, since you are not a shareholder of record you may not vote your shares in person at the meeting without obtaining authorization from your broker, bank or other nominee.

If you are a shareholder of record, you can vote your shares over the Internet as described in the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you have received or request a hard copy of this proxy statement and accompanying form of proxy card you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote in person at the annual meeting.

If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.

Will my shares held in street name be voted if I do not provide my proxy?

If you hold your shares through a brokerage firm your shares might be voted even if you do not provide the firm with voting instructions. Under the rules of the New York Stock Exchange, or NYSE, on “routine” matters, NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. Only the proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter for this purpose. As a result of a recent NYSE rule change and unlike at previous annual meetings, election of directors is not considered a routine matter. Accordingly, if you hold your shares through a brokerage firm your shares will generally only be voted on the election of directors if the brokerage firm receives timely voting instructions from you. Because of the recent change in NYSE rules, we strongly encourage you to exercise your right to vote in the election of directors to be held at the annual meeting.

Can I change my vote?

You can change your vote or revoke your proxy at any time before it is voted at the annual meeting by:

•	re-submitting your vote on the Internet;

•	if you are a shareholder of record, by sending a written notice of revocation to our corporate Secretary at our principal offices, 1401 Wynkoop Street, Suite 500, Denver, CO 80202; or

•	if you are a shareholder of record, by attending the annual meeting and voting in person.

Attendance at the annual meeting will not by itself revoke your proxy. If you hold shares in street name and wish to cast your vote in person at the meeting, you must contact your broker, bank or other nominee to obtain authorization to vote.

What constitutes a quorum?

A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item.

What vote is required to approve each proposal?

Proposal A –	The three nominees for director receiving the highest number of votes cast in person or by proxy at the annual meeting will be elected. If you mark your proxy to “withhold” your vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. Broker non-votes will also not count as either “for” or “against” any nominee.

Proposal B –	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010 requires the affirmative vote of a majority of the votes cast at the annual meeting in order to be approved. Abstentions are not counted as votes cast and will have no effect on the outcome of this proposal.

Do my shares of common stock have ten votes per share, as did shares of Class B common stock I previously owned?

No. At a special meeting of shareholders on December 21, 2009, our shareholders, including holders of our outstanding Class B common stock voting as a separate class, approved a proposal to convert each outstanding share of Class B common stock into one share of Class A common stock and to rename the Class A common stock as “common stock.” On December 22, 2009, we filed an amended and restated certificate of incorporation eliminating the Class B common stock, and with it the ten votes per share on certain matters to which holders of Class B common stock were entitled prior to the share conversion. As a result, all outstanding shares of common stock now have equal voting rights.

How is this proxy statement being delivered?

We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the Securities and Exchange Commission, or SEC. As required by those rules, we are distributing to our shareholders of record and beneficial owners as of the close of business on April 9, 2010 a Notice of Internet Availability of Proxy Materials. On the date of distribution of the Notice of Internet Availability of Proxy Materials, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the Notice of Internet Availability of Proxy Materials. These proxy materials are also available free of charge upon request at 1-800-690-6903, or by e-mail at sendmaterial@proxyvote.com, or by writing to Chipotle Mexican Grill, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Requests by e-mail or in writing should include the 12-digit control number included on the Notice of Internet Availability of Proxy Materials you received.

If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the Notice of Internet Availability of Proxy Materials, or enroll on the Investors page of our web site at www.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.

Who is bearing the cost of this proxy solicitation?

We will bear the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to the beneficial owners of the shares. A few of our officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information as of April 9, 2010, as to the beneficial ownership of shares of our common stock by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;

•	each of the executive officers listed in the Summary Compensation Table appearing later in this proxy statement;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 31,460,700 outstanding shares of common stock as of April 9, 2010. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options, stock appreciation rights or restricted stock units exercisable or vesting within 60 days after April 9, 2010 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial holders of 5% or more of outstanding common stock
BlackRock, Inc. (1)	1,620,375	5.15%
Capital World Investors (2)	2,510,730	7.98%
FMR LLC (3)	2,820,749	8.97%
T. Rowe Price Associates, Inc. (4)	3,162,754	10.05%

Directors and executive officers
Steve Ells (5)(6)	395,761	1.25%
Montgomery Moran (6)(7)	199,926	*
John Hartung (8)	55,941	*
Bob Blessing (9)	10,000	*
Rex Jones (10)	12,845	*
Mark Crumpacker	—	—
Albert Baldocchi (6)(11)(12)	154,325	*
John Charlesworth (11)	14,266	*
Neil Flanzraich (11)	1,868	*
Patrick Flynn (11)	20,376	*
Darlene Friedman (6)(11)(13)	9,376	*
All directors and executive officers as a group (10 people) (14)	861,839	2.73%

*	Less than one percent (1 percent)

(1)	Based solely on a report on Schedule 13G filed on January 29, 2010. The address of BlackRock, Inc. is 5136 Dorsey Hall Drive, Ellicott City, Maryland 21042.

(2)	Based solely on a report on Schedule 13G/A filed on February 11, 2010. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(3)	Based solely on a report on Schedule 13G/A filed on January 11, 2010. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Based solely on a report on Schedule 13G filed on February 12, 2010. Shares beneficially owned by T. Rowe Price Associates, Inc. (Price Associates) are owned by various individual and institutional investors including T. Rowe Price Mid-Cap Growth Fund, Inc. (which owns 1,900,000 shares, representing 6.10 percent of the shares of common stock outstanding), which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)	Shares beneficially owned by Mr. Ells include 80,000 shares underlying stock options, which have an exercise price of $63.89 and which expire on February 20, 2014.

(6)	A portion of the shares beneficially owned by each of Mr. Ells, Mr. Moran, Mr. Baldocchi and Ms. Friedman are entitled to piggyback registration rights.

(7)	Shares beneficially owned by Mr. Moran include 40,000 shares underlying stock options, which have an exercise price of $63.89 and which expire on February 20, 2014.

(8)	Shares beneficially owned by Mr. Hartung include: 15,681 shares jointly owned by Mr. Hartung and his spouse; 25,000 shares underlying stock options, which have an exercise price of $63.89 and which expire on February 20, 2014; and 148 shares beneficially owned by his minor children. Mr. Hartung disclaims beneficial ownership of the shares beneficially owned by his children.

(9)	Shares beneficially owned by Mr. Blessing include 10,000 shares underlying stock options, which have an exercise price of $63.89 and which expire on February 20, 2014.

(10)	Shares beneficially owned by Mr. Jones include 345 shares held by a revocable trust of which Mr. Jones is a co-trustee, and 8,500 shares underlying stock options, which have an exercise price of $63.89 and which expire on February 20, 2014.

(11)	Shares beneficially owned by each of Mssrs. Baldocchi, Charlesworth, Flanzraich and Flynn and Ms. Friedman include 1,484 shares underlying unvested restricted stock units, which are deemed to be beneficially owned because each director is eligible for accelerated vesting of the awards in the event of the director’s retirement.

(12)	Shares beneficially owned by Mr. Baldocchi include 140,623 shares owned jointly by Mr. Baldocchi and his spouse. A total of 47,000 shares beneficially owned by Mr. Baldocchi are pledged as collateral to secure a personal line of credit.

(13)	Shares beneficially owned by Ms. Friedman are held by a revocable trust of which Ms. Friedman is a co-trustee.

(14)	See Notes (5) through (9) and (11) through (13).

PROPOSAL A

ELECTION OF THREE DIRECTORS

Our Board of Directors has seven members divided into three classes. Each director serves a three year term and will continue in office until a successor has been elected and qualified, subject to the director’s earlier resignation, retirement or removal from office. The current term of office of our Class II directors will end at this year’s annual meeting of shareholders. The current term of office of our Class III directors will end at the annual meeting in 2011 and the term of our Class I directors will end at the annual meeting in 2012.

Albert S. Baldocchi, Neil W. Flanzraich and Darlene J. Friedman are currently serving as Class II directors and are the nominees for election as directors to serve for a three year term expiring at the 2013 annual meeting of shareholders. Each of the nominees was nominated by the Board upon the recommendation of the Nominating and Corporate Governance Committee, and has consented to serve if elected. If any nominee is unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason why the nominees would not be able to serve if elected.

The three nominees receiving a plurality of votes cast at the meeting will be elected as Class II directors. Abstentions, withheld votes and broker non-votes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Baldocchi and Flanzraich and Ms. Friedman as Class II directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Biographical Information

The following is biographical information about each of the three nominees and each other current director. The respective current terms of all directors expire on the dates set forth below or until their successors are elected and have qualified.

Class II directors whose terms expire at the 2010 annual meeting of shareholders and who are nominees for terms expiring at the 2013 annual meeting		Age	Director Since
Albert S. Baldocchi	Mr. Baldocchi has been self-employed since 2000 as a financial consultant and strategic advisor for a variety of privately-held companies, with a specialization in multi-unit restaurant companies. His extensive involvement with restaurant companies over a period of 17 years has given Mr. Baldocchi an in-depth knowledge of restaurant company finance, operations and strategy. He also has considerable experience with high-growth companies in the restaurant industry and in other industries, and his experience as a senior investment banker at a number of prominent institutions, including Morgan Stanley, Solomon Brothers and Montgomery Securities has helped him develop tremendous capabilities in accounting and finance as well. Mr. Baldocchi holds a Bachelor of Science degree in chemical engineering from the University of California at Berkeley and an MBA from Stanford University.	56	1997

Class II directors whose terms expire at the 2010 annual meeting of shareholders and who are nominees for terms expiring at the 2013 annual meeting		Age	Director Since
Neil W. Flanzraich	Mr. Flanzraich has been a private investor since February 2006. From 1998 through its sale in January 2006 to TEVA Pharmaceuticals Industries, Ltd., he served as Vice Chairman and President of IVAX Corporation, an international pharmaceutical company. From 1995 to 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman LLP, a law firm, and from 1981 to 1994, served in various capacities at Syntex Corporation, a pharmaceutical company. Mr. Flanzraich’s past executive experience helped him develop outstanding skills in leading and managing strong teams of employees, and in oversight of the growth and financing of businesses in a rapidly-evolving market. His legal background also is valuable to us in the risk management area, and Mr. Flanzraich brings to us extensive experience serving as an independent director of other companies. He is also a director of Continucare Corporation (NYSE Amex:CNU), Equity One Inc. (NYSE:EQY), Javelin Pharmaceuticals, Inc. (NYSE Amex:JAV), and BELLUS Health Inc. (TSX:BLUS). Mr. Flanzraich was a director of RAE Systems, Inc. until March 2009, a director of IVAX Diagnostics, Inc. until April 2006, and a director of IVAX Corporation until January 2006. Mr. Flanzraich received an A.B. from Harvard College and a J.D. from Harvard Law School.	66	2007

Darlene J. Friedman	Prior to retiring in 1995, Ms. Friedman spent 19 years at Syntex Corporation where she held a variety of management positions, most recently as Senior Vice President of Human Resources. While at Syntex Corporation, Ms. Friedman was a member of the corporate executive committee and the management committee, and was responsible for the analysis, recommendation and administration of the company’s executive compensation programs and worked directly with the compensation committee of Syntex’s board. This experience and Ms. Friedman’s talent in these areas are invaluable in connection with her service as a director and as a member of our Compensation Committee. Ms. Friedman holds a Bachelor of Arts degree in psychology from the University of California at Berkeley and an MBA from the University of Colorado.	67	1995

Class III directors whose terms expire at the 2011 annual meeting of shareholders		Age	Director Since
John S. Charlesworth	Mr. Charlesworth is currently the sole owner/member of Hunt Business Enterprises LLC and EZ Street LLC, which own commercial properties and own and operate car care facilities. Before retiring in 2000, Mr. Charlesworth worked for McDonald’s for 26 years. He served as a Senior Vice President in Southeast Asia from April 1995 to July 1997. His international experience included strategic planning and risk assessment for the growth and development of McDonald’s across Southeast Asia, as well as serving as the McDonald’s partner representative to seven Southeast Asian joint ventures. Most recently he served as President of the Midwest Division of McDonald’s USA from July 1997 to December 2000. His experience with McDonald’s included responsibility for managing a large and diverse employee workforce similar in many ways to Chipotle’s, and also gave him a detailed knowledge of restaurant operations, site selection and related matters. He also has developed strong financial acumen through his experience at McDonald’s as well as running his own business interests. He holds a Bachelor of Science degree in business, majoring in economics, from Virginia Polytechnic Institute.	63	1999

Montgomery F. (Monty) Moran	Mr. Moran is our Co-Chief Executive Officer. He was appointed to this position on January 1, 2009, after serving as President and Chief Operating Officer since March 2005. Mr. Moran previously served as chief executive officer of the Denver law firm Messner & Reeves, LLC, where he was employed since 1996, and as general counsel of Chipotle. His experience as our general counsel from the time we had only a few restaurants through our growth to several hundred restaurants at the time he joined us, has given him an in-depth knowledge and understanding of every aspect of our business. His legal experience ran from trial and employment matters to real estate and other transactional matters, as well as general corporate counseling. As a result he has an outstanding skill set in such areas as risk management and crisis handling, and also is thoroughly familiar with management personnel throughout our organization. He also was the principal architect of our Restaurateur program and other aspects of instilling a culture of high performers throughout Chipotle, and his leadership is this area has been critical to our success. Mr. Moran holds a Bachelor of Arts degree in communications from the University of Colorado and a J.D. from Pepperdine University.	43	2006

Class I directors whose terms expire at the 2012 annual meeting of shareholders		Age	Director Since
Steve Ells	Mr. Ells founded Chipotle in 1993. He is Co-Chief Executive Officer and was appointed Chairman of the Board in 2005. Prior to launching Chipotle, Mr. Ells worked for two years at Stars restaurant in San Francisco. Mr. Ells’s vision—that food served fast doesn’t have to be low quality and that delicious food doesn’t have to be expensive—is the foundation on which Chipotle is based. This visionary thinking has led to Chipotle accomplishing great things, from growing from a single restaurant to over 950 in just 16 years, to serving more naturally-raised meat than any other restaurant company. This thinking has also resulted in Mr. Ells remaining a principal driving force behind making our company innovative and striving for constant improvement, and he continues to provide important leadership to our executive officers, management team, and Board of Directors. Mr. Ells is also the largest individual shareholder of our company. He is a member of the board of directors of The Land Institute. Mr. Ells graduated from the University of Colorado with a Bachelor of Arts degree in art history, and is also a 1990 Culinary Institute of America graduate.	44	1996

Patrick J. Flynn	Mr. Flynn has been retired since January 2, 2001. Prior to retiring in 2001, Mr. Flynn spent 39 years at McDonald’s where he held a variety of executive and management positions, most recently as Executive Vice President responsible for strategic planning and acquisitions. From his background as a senior-level restaurant industry executive, Mr. Flynn developed strong capabilities in guiding corporate strategy, and tremendous knowledge of the operational aspects of the restaurant business as well. He also has past experience as a director of a publicly-held financial institution, and this experience, as well as his background in analyzing financial statements of businesses he has led and companies he has considered for acquisition, has given him strong financial analysis skills as well.	67	1998

The Board of Directors held four meetings in 2009 and acted by written consent two times. All directors except Mr. Flanzraich attended at least 75 percent of the meetings of the Board and of committees of which they were members during 2009. Mr. Flanzraich missed two Board meetings and three Audit Committee meetings, due primarily to a surgery and subsequent rehabilitation. The Board has requested that each member of the Board attend our annual shareholder meetings absent extenuating circumstances, and all directors attended the 2009 annual meeting of shareholders.

A Majority of our Board Members are Independent

Our Board of Directors, under direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards contained in the rules of the New York Stock Exchange. Based on that review, in March 2010 the Board determined that none of our directors have any relationships, transactions or arrangements that would compromise their independence, except Messrs. Ells and Moran, our Co-Chief Executive Officers. In particular, the Board determined that the registration rights granted to Mr. Baldocchi and Ms. Friedman, as described below under “Certain Relationships and Related Party Transactions,” do not constitute a material relationship that would create material conflicts of interest or otherwise compromise the independence of Mr. Baldocchi or Ms. Friedman in attending to their duties as directors. Accordingly, the Board concluded that each director other than Messrs. Ells and Moran qualifies as an independent director.

Committees of the Board

Our Board of Directors has three standing committees: (1) the Audit Committee, (2) the Compensation Committee, and (3) the Nominating and Corporate Governance Committee, each composed entirely of persons the Board has determined to be independent as described above, and for members of the Audit Committee, under the definition included in SEC Rule 10A-3(b)(1). Each committee operates pursuant to a written charter adopted by our Board of Directors which sets forth the committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at www.chipotle.com under the Corporate Governance link.

Audit Committee

In accordance with its charter, the Audit Committee acts to (a) oversee the integrity of our financial statements, system of internal controls, risk management and compliance with legal and regulatory requirements, and (b) provide an open avenue of communication among our independent auditors, accountants, internal audit and financial management. The committee’s responsibilities include review of the qualifications, independence and performance of the independent auditors, who report directly to the Audit Committee. The committee retains, determines the compensation of, evaluates, and when appropriate replaces our independent auditors and pre-approves audit and permitted non-audit services provided by our independent auditors. The Audit Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent auditors are pre-approved. This policy is summarized on page 19 of this proxy statement.

The Audit Committee is required to establish procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The committee also fulfills the oversight function of the Board with respect to risk management, as described under “Corporate Governance—Role of the Board of Directors in Risk Oversight.” The committee may retain independent advisors at our expense that it considers necessary for the completion of its duties.

The Audit Committee held eight meetings in 2009 and acted by written consent one time. The members of the Audit Committee are Messrs. Baldocchi (Chairperson), Charlesworth and Flanzraich. Our Board of Directors has determined that all of the Audit Committee members meet the enhanced independence requirements required of audit committee members by regulations of the SEC, and are financially literate as defined in the listing standards of the NYSE. The Board has further determined that Mr. Baldocchi qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations.

No member of the Audit Committee served on more than three audit or similar committees of publicly held companies, including Chipotle, in 2009. A report of the Audit Committee is found under the heading “Audit Committee Report” on page 18.

Compensation Committee

The Compensation Committee oversees our executive compensation policies and programs. In accordance with its charter, the committee determines the compensation of our Co-Chief Executive Officers based on an evaluation of their performance, and has also approved the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Co-Chief Executive Officers. The manner in which the committee makes determinations as to the compensation of our executive officers is described in more detail below under “Executive Officers and Compensation—Compensation Discussion and Analysis—Overview of Executive Compensation Determinations.”

The Compensation Committee charter also grants the committee the authority to: review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to confirm that those plans provide reasonable benefits to us; recommend compensation to be paid to our outside directors; review disclosures to be filed with the SEC and distributed to our shareholders regarding executive compensation and recommend to the Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee, except where such delegation is not allowed by legal or regulatory requirements.

The Compensation Committee has also been appointed by the Board to administer our Amended and Restated 2006 Stock Incentive Plan, and makes awards under the plan as described below under “Executive Officers and Compensation—Compensation Discussion and Analysis—Components of Compensation—Long-Term Incentives.” The committee has in some years, including 2010, delegated its authority under the plan to our executive officers to make grants to non-executive officer level employees, within limitations specified by the committee in its delegation of authority.

The Compensation Committee retains outside executive compensation consulting firms to provide the committee with advice regarding compensation matters and to conduct an annual review of our executive compensation programs. For 2009 the committee worked with Compensation Strategies, Inc. on executive compensation matters. Compensation Strategies also occasionally works with our senior human resources staff to provide us with advice on the design of our company-wide compensation programs and policies and other matters relating to compensation, in addition to working with the committee on executive compensation matters. All of the fees paid to Compensation Strategies during 2009 were in connection with the firm’s work on executive compensation matters on behalf of the committee. Compensation Strategies was retained pursuant to an engagement letter with the Compensation Committee, and the committee considers the firm to have sufficient independence from our company and executive officers to allow it to offer objective advice.

The Compensation Committee held five meetings in 2009 and acted by written consent four times. The members of the committee are Ms. Friedman (Chairperson) and Mr. Flynn. A report of the Compensation Committee is found under the heading “Executive Officers and Compensation—Compensation Discussion and Analysis—Compensation Committee Report” on page 30.

Compensation Committee Interlocks and Insider Participation

There are no relationships between the members of our Compensation Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” Neither member of the committee is our employee and neither of them has ever been an officer of our company.

The Board has determined that each of them qualifies as a “Non-Employee Director” under SEC Rule16b-3 and as an “Outside Director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. Neither member of the committee nor any organization of which either member of the committee is an officer or director received any payments from us during 2009, other than the payments disclosed under “—Compensation of Directors” below. See “Certain Relationships and Related Party Transactions” for a description of agreements we have entered into with members of the committee.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include recommending to the Board improvements in our corporate governance principles, periodically (at least annually) reviewing the adequacy of such principles, and recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board by our shareholders at each annual meeting, (ii) individuals to be nominated and elected to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board) and (iii) appointments to committees of the Board.

The committee periodically reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, frequency of Board meetings and terms of directors. The committee also reviews the nomination by our shareholders of candidates for election to the Board if such nominations are within the time limits and meet other requirements established by our bylaws. The committee oversees the annual evaluation of the performance of the Board and its committees and reviews and makes recommendations regarding succession plans for positions held by executive officers.

The Nominating and Corporate Governance Committee held three meetings in 2009. The members of the committee are Mr. Flynn (Chairperson) and Ms. Friedman.

Director Compensation

Directors who are also employees of Chipotle do not receive compensation for their services as directors. Directors who are not employees of Chipotle receive an annual retainer of $100,000, of which $40,000 is paid in cash and $60,000 is paid in restricted stock units representing shares of common stock, based on the closing price of the stock on the grant date, which is the date of our annual shareholders meeting each year. Each director who is not an employee of Chipotle also receives a $2,000 cash payment for each meeting of the Board of Directors he or she attends and $1,500 for each meeting of a committee of the Board of Directors he or she attends ($750 in the case of telephonic attendance at an in-person committee meeting). Annual cash retainers are paid to the chairperson of each committee of the Board of Directors as follows: $20,000 for the Audit Committee Chairperson, $10,000 for the Compensation Committee Chairperson, $6,000 for the Nominating and Corporate Governance Committee Chairperson, and $3,000 for the chairperson of any other committee established by the Board of Directors unless otherwise specified by the Board. Directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meetings. We have also adopted a requirement that each non-employee director is expected to own Chipotle common stock with a market value of at least $100,000 within four years of the director’s appointment or election to the Board. All directors met this requirement as of December 31, 2009. Unvested restricted stock units received as compensation for Board service count as shares owned for purposes of this requirement.

The compensation of each of our independent directors in 2009 is set forth below.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Albert S. Baldocchi	$80,000	$60,054	$140,054
John S. Charlesworth	$60,000	$60,054	$120,054
Neil W. Flanzraich	$51,500	$60,054	$111,554
Patrick J. Flynn	$66,000	$60,054	$126,054
Darlene J. Friedman	$70,000	$60,054	$130,054

(1)	Reflects the grant date fair value under FASB Topic 718 of restricted stock units representing 797 shares of common stock, granted to each non-employee director on May 21, 2009. The restricted stock units were valued at $75.35 per share, the closing price of our Class A common stock on the grant date, and vest on the third anniversary of the grant date subject to the director’s continued service as a director through that date. Vesting accelerates in the event of the retirement of a director who has served for a total of six years (including any breaks in service), or in the event the director leaves the Board following certain changes in control of Chipotle. Directors may elect in advance to defer receipt upon vesting of the shares underlying the restricted stock units. Each director held 1,484 unvested restricted stock units as of December 31, 2009.

CORPORATE GOVERNANCE

Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; the Chipotle Mexican Grill Code of Conduct, which applies to all Chipotle officers, directors and employees; and separate Codes of Ethics for our directors, our Co-Chief Executive Officers, our Chief Financial Officer and our principal accounting officer. The Corporate Governance Guidelines, Code of Conduct, and each of the Codes of Ethics are available on the Investors page of our corporate website at www.chipotle.com under the Corporate Governance link.

If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Conduct or our Codes of Ethics that apply to our executive officers or our principal accounting officer, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investors page of our website at www.chipotle.com under the Corporate Governance link.

Chairman of the Board

Mr. Ells, our founder and Co-Chief Executive Officer, also serves as Chairman of the Board. The Chairman of the Board presides at all meetings of the Board and exercises and performs such other powers and duties as may be periodically assigned to him in that capacity by the Board or prescribed by our bylaws. We believe it is not only appropriate but important for Mr. Ells to serve as Chairman in addition to serving as Co-Chief Executive Officer. As the founder of our company, he has since our inception been the principal architect of our corporate strategy and vision, and continues to be a primary driving force to keep our company innovative and striving for constant improvement. The Board believes that its oversight responsibilities can be most effectively fulfilled if the Board is led by that same driving force, and also believes that it is appropriate for Mr. Ells to lead the Board due to his being the largest individual shareholder of our company.

Lead Director

Mr. Baldocchi has served as the Lead Director since December 2006. The Board believes that maintaining a Lead Director position held by an independent director ensures that our outside directors remain independent of management and provide objective oversight of our business and strategy. The Lead Director chairs Board meetings during any sessions conducted as executive sessions without employee members of management being present, and also consults with the Chairman, the Co-Chief Executive Officers and the Chief Financial Officer on

business issues and with the Nominating and Corporate Governance Committee on Board management. Mr. Baldocchi’s term as Lead Director was renewed in December 2009 by all of the independent directors, upon recommendation of the Nominating and Corporate Governance Committee.

How to Contact the Board of Directors

Any shareholder or other interested party may contact the Board of Directors, including the Lead Director or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient(s) in care of Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit Committee. Our corporate Secretary or general counsel will review and sort communications before forwarding them to the addressee(s), although communications that do not, in the opinion of the Secretary or our general counsel, deal with the functions of the Board or a committee or do not otherwise warrant the attention of the addressees may not be forwarded.

Executive Sessions

Non-management directors met in executive session without management at the end of each regularly-scheduled Board meeting during 2009. Mr. Baldocchi, as Lead Director, chaired the non-employee executive sessions of the Board held during 2009. The Board expects to conduct an executive session limited to non-employee Board members at each regularly-scheduled Board meeting during 2010, and independent directors may schedule additional sessions in their discretion.

At regularly-scheduled meetings of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, executive sessions are generally held at the end of each meeting, with only the committee members or the committee members and their advisors present, to discuss any topics the committee members deem necessary or appropriate.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for establishing criteria for nominees to serve on our Board, screening candidates, and recommending for approval by the full Board candidates for vacant Board positions and for election at each annual meeting of shareholders. The committee’s policies and procedures for consideration of Board candidates are described below. Mssrs. Baldocchi and Flanzraich and Ms. Friedman, the nominees for election as directors at this year’s annual meeting, were recommended to the Board as nominees by the Nominating and Corporate Governance Committee.

The committee considers candidates suggested by its members, other directors, senior management and shareholders. The committee is authorized under its charter to retain, at our expense, search firms, consultants, and any other advisors it may deem appropriate to identify and screen potential candidates. The committee may also retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by shareholders. Any advisors retained by the committee will report directly to the committee.

Candidate Qualifications and Considerations

The committee seeks to identify candidates of high integrity who have a strong record of accomplishment and who display the independence of mind and strength of character necessary to make an effective contribution to the Board and to represent the interests of all shareholders. Candidates are selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives. In addition to considering the Board’s and Chipotle’s needs at the time a particular candidate is being considered, the committee considers candidates in light of the entirety of their credentials, including:

•	Their integrity and business ethics;

•	Their strength of character and judgment;

•	Their ability and willingness to devote sufficient time to Board duties;

•	Their potential contribution to the diversity and culture of the Board;

•	Their educational background;

•	Their business and professional achievements and experience and industry background, particularly in light of our principal business and strategies;

•	Their independence from management, including under requirements of applicable law and listing standards; and

•	Relevant provisions of our Corporate Governance Guidelines.

Consideration of Shareholder-Recommended Candidates and Procedure for Shareholder Nominations

Shareholders wishing to recommend candidates for consideration by the committee must submit to our corporate Secretary the following information: a recommendation identifying the candidate, including the candidate’s contact information; a detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving on our Board; and a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence. Candidates recommended by shareholders for consideration will be evaluated in the same manner as any other candidates, as described below under “Candidate Evaluation Process,” and in view of the qualifications and factors identified above under “Candidate Qualifications and Considerations.”

Under our Bylaws, shareholders may also nominate candidates for election as a director at our annual meeting. To do so, a shareholder must comply with the provisions of our Bylaws regarding shareholder nomination of directors, including compliance with the deadlines described under “Other Business and Miscellaneous—Shareholder Proposals and Nominations for 2011 Annual Meeting—Bylaw Requirements for Shareholder Submission of Nominations and Proposals” on page 44.

Candidate Evaluation Process

The committee initially evaluates candidates in view of the qualifications and factors identified above under “Candidate Qualifications and Considerations,” and in doing so may consult with the Chairman, the Lead Director, other directors, senior management or outside advisors regarding a particular candidate. The committee also takes into account the results of recent Board and Board committee self-evaluations and the current size and composition of the Board, including expected retirements and anticipated vacancies. In the course of this evaluation, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other reasons. Following the initial evaluation, if one or more candidates were deemed worthy of further consideration, the committee would arrange for interviews of the candidates. To the extent feasible, candidates would be interviewed by the Chairman, the Co-Chief Executive Officers and a majority of committee members, and potentially other directors as well. The results of these interviews would be considered by the committee in its decision to recommend a candidate to the Board. Those candidates approved by the Board as nominees are named in the proxy statement for election by the shareholders at the annual meeting (or, if between annual meetings, one or more nominees may be elected by the Board itself if needed to fill vacancies, including vacancies resulting from an increase in the number of directors).

Policies and Procedures for Review and Approval of Transactions with Related Persons

We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers or directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit Committee to approve in advance, with limited exceptions, any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related party has an interest during a year total less than $10,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 43.

A related person transaction will only be approved by the Audit Committee if the committee determines that the related person transaction is beneficial to us and the terms of the related person transaction are fair to us. No member of the Audit Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Role of the Board of Directors in Risk Oversight

The Board of Directors exercises an oversight role with respect to risk issues facing our company, principally through considering risks associated with our company strategy as part of its oversight of our overall strategic direction, as well as delegation to the Audit Committee of the responsibility for evaluating enterprise risk issues. Under the terms of its charter, the Audit Committee discusses with management, our internal auditors and our independent auditors our major risk exposures, whether financial, operating or otherwise, as well as the adequacy and effectiveness of steps management has taken to monitor and control such exposures (including, for instance, our internal control over financial reporting). The Audit Committee’s oversight of risk management includes its review each year of an annual risk assessment conducted by our internal audit department, which functionally reports to the Audit Committee. The Audit Committee also recommends from time to time that key identified risk areas be considered by the full Board, and individual Board members also periodically ask the full Board to consider an area of risk. In those cases the Board considers the identified risk areas at its regularly-scheduled meetings, including receiving reports from and conducting discussions with the appropriate management personnel.

PROPOSAL B

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has engaged Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the year ending December 31, 2010 and to perform other permissible, pre-approved services. The committee has adopted a policy which sets out procedures that the committee must follow when retaining the independent auditor to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and will be reviewed by the Audit Committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law. All fees paid to Ernst & Young LLP for the years ended December 31, 2009 and 2008 were pre-approved by the Audit Committee in accordance with this policy.

Ernst & Young LLP has served as our independent auditors since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITORS’ FEE

The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young LLP for the years ended December 31, 2009 and 2008 were:

Fees for Services	2009	2008
Audit Fees (1)	$490,763	$517,165
Audit-Related Fees (2)	1,995	2,000
Tax Fees (3)	75,000	—
All Other Fees	—	—

Total Fees	$567,758	$519,165

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses related to SEC filings, comfort letters, consents, comment letters and accounting consultations.

(2)	Includes fees for a subscription to an Ernst & Young online service used for accounting research purposes.

(3)	Includes fees paid for a meals and entertainment tax study.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010.

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 31, 2009, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2009 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent auditors, the matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

The Audit Committee:

Albert S. Baldocchi, Chairperson

Neil W. Flanzraich

John S. Charlesworth

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent auditors. This policy provides that the Audit Committee must pre-approve all audit, review and attest engagements and may do so on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis, but must be individually pre-approved by the committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.

Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the committee may take into account whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases.

The committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.

The committee periodically reviews a schedule of fees paid and payable to the independent auditor by type of covered service being performed or expected to be provided. Our Chief Financial Officer is also required to report to the committee any non-compliance with this policy of which he becomes aware. The committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full committee. The individual member of the committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the committee.

EXECUTIVE OFFICERS AND COMPENSATION

EXECUTIVE OFFICERS

In addition to Steve Ells, our Chairman of the Board and Co-Chief Executive Officer, and Monty Moran, our Co-Chief Executive Officer, each of whose biographies are included under the heading “Information Regarding the Board of Directors,” our executive officers are as follows:

John R. (Jack) Hartung, 52, is Chief Financial Officer and has served in this role since 2002. In addition to having responsibility for all of our financial and reporting functions, Mr. Hartung also oversees IT, training, and safety, security and risk. Mr. Hartung joined Chipotle after spending 18 years at McDonald’s where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung has a Bachelor of Science degree in accounting and economics as well as an MBA from Illinois State University.

Robert (Bob) N. Blessing Jr., 66, was appointed Chief Development Officer as of February 1, 2010. Mr. Blessing came to Chipotle in 1999 as a regional director, and opened our first restaurant in the Northeast region. His role expanded thereafter to include responsibility for additional markets, and from 2005 to 2008 he led our entire Northeast and Central regions. From May 2008 though February 1, 2010, he served as our Restaurant Support Officer, providing field support for our marketing and purchasing as well as overseeing our five regional directors and our purchasing function. Before coming to Chipotle, he served in executive leadership roles at a number of food service and restaurant companies, including Vie de France Retail and Restaurant Bakery, Franchise Management Corporation (an Arby’s franchisee), and Thompson Hospitality (a contract food service company). Mr. Blessing has Bachelors and Masters degrees in business administration/economics from the University of Cincinnati.

Mark Crumpacker, 47, was appointed Chief Marketing Officer in January 2009. From December 2002 until December 2008 Mr. Crumpacker was Creative Director for Sequence, LLC, a strategic design and marketing consulting firm he co-founded in 2002, and prior to that served as creative director and in other leadership roles for a variety of design and media companies. Mr. Crumpacker attended the University of Colorado and received his B.F.A. from the Art College of Design in Pasadena, California.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the objectives and principles underlying our executive compensation programs, outlines the material elements of the compensation of our executive officers and explains the manner in which the Compensation Committee determines the actual compensation of our executive officers. In addition, this Compensation Discussion and Analysis is intended to put into perspective the tables and related narratives which follow it regarding the compensation of our executive officers.

Compensation Philosophy and Objectives

Our philosophy with regard to the compensation of our employees, including our executive officers, is to reinforce the importance of performance and accountability at the corporate, regional and individual levels. We strive to provide our employees with meaningful rewards while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation Committee believes our compensation philosophy to be best effectuated by designing compensation programs and policies to achieve the following specific objectives:

•	Attracting, motivating, and retaining highly capable executives who are vital to our short- and long-term success, profitability, and growth;

•	Aligning the interests of our executives and shareholders by rewarding executives for the achievement of strategic and other goals that we believe will enhance shareholder value; and

•	Differentiating executive rewards based on actual performance.

The committee believes that these objectives are most effectively advanced when a significant portion of each executive officer’s overall compensation is in the form of at-risk elements such as incentive bonuses and long-term incentive-based compensation, which should be structured to closely align compensation with actual performance and shareholder interests.

The committee’s philosophy in structuring executive compensation rewards is that performance should be measured by comparing our company performance to market-wide performance in our industry, as well was comparing executive performance to internal goals set by management and our Board of Directors. See “—Overview of Executive Compensation Determinations—Market Data” below.

Overview of Executive Compensation Determinations

In setting compensation for our executive officers, the committee reviews tally sheet information reflecting the cash and equity-based compensation paid to each executive officer in each year since the officer started work with us (or since 1998 in the case of Mr. Ells, our Chairman and Co-Chief Executive Officer), as well as the accumulated value of all cash and equity-based compensation awarded to each executive officer. The committee also conducts discussions with our Co-Chief Executive Officers regarding the performance of our other executive officers, and meets in executive sessions to discuss the performance of the Co-Chief Executive Officers. Those discussions, together with the committee’s review of each executive officer’s historical compensation and accumulated long-term incentive pay, allow the committee to make compensation decisions in light of each executive officer’s achievement and other circumstances.

The committee does not “benchmark” the compensation of any of our executive officers in the traditional sense. Rather, to supplement its review of each executive officer’s historical compensation and performance, the committee also refers to market data on executive compensation. From this data, the committee determines what it believes to be competitive market practice and approves individual compensation levels by reference to its assessment of market compensation, together with historical compensation levels, individual performance and other subjective factors.

The committee’s outside compensation consultant, Compensation Strategies, also provides input on compensation decisions, including providing comparisons to market levels of compensation as described below under “—Market Data.”

Market Data

The committee believes the investment community generally assesses our company performance by reference to other companies in the restaurant industry, and our management team and Board also reference such peer company performance in analyzing and evaluating our business. Accordingly, calibrating compensation by reference to our relative performance against, and levels of executive compensation at, companies in the restaurant industry allows for the most meaningful comparisons of our actual performance against our peers and of our executive compensation programs and practices against competitive market practice. The committee further believes that this ensures that compensation packages for our executive officers are structured in a manner rewarding superior operating performance and the creation of shareholder value.

The restaurant peer group used for these purposes is comprised of all publicly-traded companies in the Global Industry Classification Standard, or GICS, restaurant industry with annual revenues greater than $600 million, excluding McDonald’s Corporation due to its substantially greater size than us and Wendy’s/Arby’s Group, Inc. due to the unavailability of compensation data for the combined company for 2008 following its creation as a result of a merger. At the time the committee made its initial executive compensation decisions for 2009 the companies included in the peer group were as follows: Bob Evans Farms, Inc., Brinker International, Inc., Burger King Holdings Inc., Carrolls Restaurant Group, Inc., CBRL Group, Inc., CEC Entertainment, Inc., Centerplate Inc., The Cheesecake Factory Incorporated, CKE Restaurants, Inc., Darden Restaurants, Inc.,

Denny’s Corp., Domino’s Pizza Inc., Jack In The Box Inc., Landry’s Restaurants, Inc., O’Charley’s Inc., P.F. Chang’s China Bistro, Inc., Panera Bread Company, Papa Johns International Inc., Red Robin Gourmet Burgers, Inc., Ruby Tuesday, Inc., Sonic Corp., Starbucks Corporation, Steak N Shake Co., Texas Roadhouse Inc., Tim Horton’s Inc., and YUM Brands Inc. The committee reviews the composition of the restaurant industry peer group periodically and will make adjustments to the peer group in response to changes in the size or business operations of companies in the peer group, other companies in the GICS restaurant industry, and us.

Data drawn from the restaurant peer group is adjusted by using regression analysis to eliminate variations in compensation level attributable to differences in size of the component companies. Compensation Strategies, the committee’s independent executive compensation consultant, performs this analysis.

Components of Compensation

The committee believes that by including in each executive officer’s compensation package incentive-based cash bonuses tied to individual performance and our financial and operating performance, as well as equity-based compensation where the reward to the executive is based on the value of our common stock, it can reward achievement of our corporate goals and the creation of shareholder value. Accordingly, the elements of our executive compensation are base salary, annual incentives, long-term incentives, and certain benefits and perquisites. The committee seeks to allocate compensation among these various components for each executive officer to emphasize pay-at-risk elements, consistent with market practice, in order to promote our pay-for-performance philosophy.

Base Salaries

We pay a base salary to compensate our executive officers for services rendered during the year. We do not have written employment agreements with any of our executive officers providing for any particular level of base salary. Rather, the committee reviews the base salary of each executive officer at least annually and adjusts salary levels as the committee deems necessary or appropriate, based on the recommendations of our Co-Chief Executive Officers for each of the other officers. Base salaries are typically adjusted during the first quarter of each year. Base salaries are administered in a range around the 50th percentile of the market, while also taking into account an individual’s performance, experience, development and potential, and internal equity issues. The committee anticipates that this range could extend from the 25th percentile and below for executive officers newer to their role, in a developmental period, or not meeting expectations, to the 90th percentile or higher for truly exceptional world class performers in critical roles who consistently exceed expectations.

The base salaries set for the executive officers for 2009 are discussed below under “—Discussion of Executive Officer Compensation Decisions—Base Salaries.”

Annual Incentives

We have designed, and the Compensation Committee oversees, an annual performance-based cash bonus program for all of our full-time regional and corporate employees, including our executive officers. We call this program our “Annual Incentive Plan,” or “AIP.” Bonuses under the AIP are based on the achievement of pre-established performance measures that the committee determines to be important to the success of our operations and financial performance, and therefore to the creation of shareholder value.

Early in each year, we set a target AIP bonus for each eligible employee, including approval by the committee of targets for each executive officer. Consistent with our overall compensation policies and philosophy, target AIP bonuses as a percent of each executive officer’s base salary are set in a range around the 50th percentile of the market. Individual targeted amounts can also be increased or decreased based on individual considerations such as level of responsibility, experience and internal equity issues.

Following completion of our year-end financial statements and each executive officer’s annual performance evaluation, actual bonuses are determined by applying to each executive officer’s target bonus a formula that increases or decreases the payout amount based on performance against the AIP measures approved by the committee.

The committee may in some years also approve discretionary bonuses to reward particularly strong individual achievement or overall performance. In some years this is accomplished via a discretionary adjustment to the AIP terms at the time final payouts are determined, and in some years discretionary bonuses are determined outside the parameters of the AIP.

See “—Discussion of Executive Officer Compensation Decisions—Annual Incentives—2009 AIP Payouts & Discretionary Bonuses” below for a discussion of AIP and other bonuses for 2009.

Long-Term Incentives

We use long-term incentives as determined by the committee to be appropriate to motivate and reward our executive officers for superior levels of performance, to align the interests of the executive officers with those of the shareholders through the delivery of equity, and to add a retention element to the executive officers’ compensation. Eligibility for long-term incentives is generally limited to individuals who can have a substantial impact on our long-term success, as well as high potential individuals who may be moving into roles that may have a substantial impact.

Long-term incentive awards are made under our Amended and Restated 2006 Stock Incentive Plan, under which we are authorized to issue stock options, restricted stock or other equity-based awards denominated in shares of our common stock. The plan is administered by the Compensation Committee, and the committee makes grants directly to our executive officers, and is authorized to delegate the authority to make awards to employees other than the executive officers. The committee also sets the standard terms for awards under the plan each year.

The long-term incentive awards made in 2009 are described below under “—Discussion of Executive Officer Compensation Decisions—Stock Appreciation Rights Granted during 2009.”

The majority of our long-term incentive awards are made in the form of stock-only stock appreciation rights, or “SOSARs,” or stock option grants. We believe SOSARs and options align the economic interests of our employees, including our executive officers, with those of our shareholders, and closely tie rewards to corporate performance because these awards do not offer value unless our stock price increases. We also believe that the terms the committee has set for our SOSARs and stock options strike an appropriate balance between rewarding our employees for building shareholder value and limiting the dilutive effect to our shareholders of our equity compensation programs. The committee’s decision in February 2008 to make awards of SOSARs rather than options was intended to further limit dilution to our existing shareholders. SOSARs require the issuance of fewer shares in respect of each award than do stock options, because only the shares representing the appreciation over the base price of the SOSAR are issued upon exercise, whereas upon the exercise of a stock option all of the shares subject to the option are issued. All options and SOSARs granted subsequent to our initial public offering, and all options and SOSARs we grant in the future, have or will have an exercise or base price equal to no less than the closing market price of our common stock on the date of the grant.

Also in February 2008, in order to include a longer-term performance element to the executive officers’ compensation packages, the committee determined to award a portion of each executive officer’s long-term incentive award in the form of performance shares with a targeted three-year performance term. The committee also authorized the cancellation of time-based restricted stock awards granted to the executive officers in 2007, and the replacement of those awards with performance-contingent restricted stock awards in order to comply with Section 162(m) of the tax code and related rules relating to deductibility of the compensation expense attributable to these awards. The performance shares granted in 2008 remain unvested and outstanding, and the performance-contingent restricted stock awards have now vested in full. See “Grants of Plan-Based Awards in 2009—Terms of 2009 Equity-Based Awards” and “Outstanding Equity Awards at December 31, 2009” below.

The committee’s policy is to make SOSAR grants only on an annual basis, within five business days following our public release of financial results for the previous year. We plan not to grant SOSARs outside of this annual award cycle, absent exceptional circumstances (including in the case of certain key hires). Future performance share awards will be made in conjunction with the vesting or expiration of the previous award. The committee may in exceptional circumstances determine to make additional equity awards at other times during the year.

Benefits and Perquisites

We provide our executive officers with access to the same benefits we provide all of our full-time employees. We also provide our officers with perquisites and other personal benefits that we believe are reasonable and consistent with our compensation objectives, and with additional benefit programs that are not available to all employees throughout our company.

Perquisites are generally provided to help us attract and retain top performing employees for key positions, and in some cases perquisites are designed to facilitate our executive officers bringing maximum focus to what we believe to be demanding job duties. In addition to the perquisites identified in notes to the Summary Compensation Table below, we have occasionally allowed executive officers to be accompanied by a guest when traveling for business on an airplane chartered by us. Executive officers have also used airplanes that are available to us through our charter relationship for personal trips; in those cases the executive officer has fully reimbursed us for the cost of personal use of the airplane. Our executive officers are also provided with personal administrative services by company employees from time to time, including scheduling of personal appointments and performing personal errands. We believe that the perquisites we provide our executive officers are currently consistent with market practices, and are reasonable and consistent with our compensation objectives.

We have also established a non-qualified deferred compensation plan for our senior employees, including our executive officers. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.

Discussion of Executive Officer Compensation Decisions

Assessment of Company Performance

The committee generally sets the base salaries of, and makes long-term incentive awards to, the executive officers in February of each year. In making these decisions, the committee references our company performance primarily by comparing our sales growth, net income growth and total shareholder return over the preceding three-year period to the same measures for the restaurant peer group described above. In February 2009, the committee referred to these performance measures for the preceding three years, weighting 2008 performance at 50 percent, 2007 performance at one-third and 2006 performance at one-sixth. On that basis, the committee determined that our sales growth was at the 99th percentile of the peer group, our growth in net income was at the 84th percentile, and total return to our shareholders was at the 55th percentile. This assessment of company performance is only one factor used by the committee in making compensation decisions, as described in more detail below, but does play a significant role in the committee’s decision-making, consistent with our pay-for-performance philosophy. Because of our strong performance in 2008 and prior years relative to market-wide performance in our industry, the committee generally set compensation levels for our executive officers for 2009 in the upper end of the ranges that the committee believed to be appropriate for each executive officer.

Base Salaries

To set base salary levels for 2009 for our executive officers other than Mr. Crumpacker, the committee compared each executive officer’s base salary level and total cash compensation for 2008 to compensation for similar executive officer roles across the restaurant peer group. The committee also considered the contribution level of each officer and each officer’s effectiveness in his role. As a result of our strong performance in 2008 and prior years as compared to the restaurant peer group as described above under “—Assessment of Company Performance,” and additionally based on the committee’s subjective determinations as to each officer’s individual performance and contribution to our significant growth, the committee decided to increase each executive’s base salary. The committee set Mr. Ells’s 2009 base salary at $1,100,000, Mr. Moran’s at $850,000, Mr. Hartung’s at $470,000, Mr. Blessing’s at $325,000, and Mr. Jones’s at $300,000. The difference in the base salaries of Mr. Moran and Mr. Ells is attributable to Mr. Moran serving in the office of Co-Chief Executive Officer only since the beginning of 2009, whereas Mr. Ells has served as Chief Executive Officer since our inception. The differences in salary between the Co-Chief Executive Officers and the other executive officers are attributable to the Committee’s belief in the tremendous importance of strong leadership at the chief executive officer level as well as to the level of impact of the contributions made by the Co-Chief Executive Officers to our success.

The committee approved a base salary of $300,000 for Mr. Crumpacker when he joined us as Chief Marketing Officer in January 2009, based on the recommendations of the Co-Chief Executive Officers and the committee’s review of market levels of compensation for this role. In addition, in order to persuade Mr. Crumpacker to leave a successful firm of which he was co-founder and co-owner to join us in a new role, the committee also approved our payment to Mr. Crumpacker of a cash hiring bonus of $250,000.

The committee met in February 2010 to set base salaries for 2010 for our Co-Chief Executive Officers and to approve base salaries for 2010 for each other executive officer after considering the recommendations of the Co-Chief Executive Officers. Following review of the recommendations of the Co-Chief Executive Officers and their subjective evaluations of each officer’s performance during 2009, each executive officer’s historical compensation and potential future contributions, ranges of market compensation for each officer, and discussions with Compensation Strategies, the committee approved base salaries for 2010 of $520,000 for Mr. Hartung, $350,000 for Mr. Blessing, and $312,000 for Mr. Crumpacker. The committee also performed its own evaluation of the Co-Chief Executive Officers’ performance during 2009, and based on those evaluations and the other considerations set forth above set base salaries for 2010 of $1,200,000 for Mr. Ells and $1,000,000 for Mr. Moran. In connection with Mr. Jones’s transition to Executive Director—International, the committee no longer makes compensation determinations for Mr. Jones.

Annual Incentives—AIP Structure

The formula to determine payouts under the AIP consists of a company performance factor, a team performance factor, and an individual performance factor, each stated as a percentage by which an executive officer’s target payout amount will be adjusted to determine actual cash bonuses. In most years, each of the company, team and individual performance factors could be adjusted downward to zero based on company, team or individual performance, which could result in no AIP bonuses being paid or an individual’s AIP bonus being significantly reduced. This ensures that AIP bonuses are not paid if our performance falls far short of our expectations, and avoids unduly rewarding employees not contributing to our success.

We include the company performance factor in the calculation to reward participating employees when our company performs well, which we believe focuses employees on improving corporate performance and aligns the interests of our employees with those of our shareholders. We include the team performance factor to promote teamwork and to provide rewards based on the areas of the company in which a participant can make the most impact. We include the individual performance factor to emphasize individual performance and accountability. Each of these components can reduce award levels when we, one of our “team” units, or an employee participating in the AIP don’t perform well, which further promotes accountability. We believe that as a whole, this structure results in the AIP rewarding our top performers, consistent with our goal of building shareholder value.

To determine the company and team performance factors for each year, during the first quarter of the year the committee approves targeted performance levels for a number of financial or operating measures (on a company-wide basis for the company performance factor and for each of our operating regions for the team performance factor), and key initiatives for improving our company during the year. The AIP formulas are structured so that achievement of the targeted financial and operating measures and achievement (as determined by the committee) of the key initiatives would result in company and team performance factors that would result in payout at the targeted bonus levels. Achievement above or below the targeted financial and operating measures, and over- or under-achievement of the key initiatives as subjectively determined by the committee, results in company and team performance factors that increase or decrease actual bonuses as compared to target, on a scale for each measure approved by the committee at the beginning of the year. The company and team performance factors to determine payouts are calculated after the conclusion of the year by referencing actual company and regional performance on each of the relevant financial and operating measures, and on the key initiatives, to the scales approved by the committee, with any adjustments that the committee deems to be appropriate to account for unforeseen factors during the year. The team performance factor for most corporate-level employees, including the executive officers other than the Chief Development Officer, is the average of the regional team performance factors, subject to adjustment based on other variables considered by the committee relating to our corporate employees. The team performance factor for our Chief Development Officer is based on company-wide measures established specifically for the development department.

The individual performance factor is a function of the individual employee’s performance rating for the year. The precise individual performance factor is set following completion of the employee’s performance review, within a range of percentages associated with the employee’s performance rating. The committee evaluates the performance of the Co-Chief Executive Officers to determine each of their individual performance factors, and approves individual performance factors for each other executive officer after considering recommendations from the Co-Chief Executive Officers, in each case based on a subjective review of each officer’s performance for the year.

The committee also sets maximums each year for the company, team and individual performance factors, except that no maximum is set for the team performance factor for development employees. The committee may, in its discretion, authorize a deviation from the parameters set for any particular performance factor in order to account for exceptional circumstances and ensure that AIP bonuses further the objectives of our compensation programs. The committee exercised this discretion to authorize deviations from the terms of the AIP for 2008 and 2007 as described in footnote 1 to the Summary Compensation Table below.

Annual Incentives—2009 AIP Payouts & Discretionary Bonuses

The committee set the target annual AIP payouts during the first quarter of 2009, based in part by reference to the historical compensation of each executive officer, each officer’s performance during the year, and median target bonuses for comparable positions within the restaurant industry peer group. The AIP parameters were set to generally allow for maximum payouts equal to 204 percent of the target award, which the committee believes is adequate to reward achievement of outstanding results and motivate our employees to drive superior performance. The AIP parameters for development employees (including Mr. Jones), which place a greater weight on team performance and allow for a higher team performance factor in recognition of the coordinated group effort needed to effectively drive strong new restaurant openings, were set to allow a maximum payout to Mr. Jones of 313 percent of his target award.

For 2009, as with past years, the four measures the committee selected to be used in determining the company and team performance factors were income from operations (prior to accrual for AIP payouts), new restaurant average daily sales, comparable restaurant sales increases, and new restaurant weeks of operation. Targeted performance for each measure (which would result in no adjustment to the company performance factor) was set at $144.9 million for operating income, $3,889 for new restaurant average daily sales, comparable restaurant sales increases of 2.0 percent, and 2,744 new weeks of operation. Consistent with our pay-for-performance philosophy these targets represented stretch goals, the achievement of which would have generally resulted in our financial results exceeding the base-level forecast results in our 2009 operating plan and equaling or exceeding the full-year 2009 guidance we publicly issued to investors. Performance on operating income was weighted most heavily in the computation of the company performance factor, because we believe profitability is the most important measure of our success and driver of shareholder value.

In order to provide a strong incentive towards superior performance, the adjustment scales for the company performance factor were set such that overachievement against each goal would have resulted in upward adjustments at twice the rate at which similar levels of underachievement would have resulted in downward adjustments.

The targeted performance and adjustments for each of these measures on a regional level, other than new restaurant weeks of operation, were used to calculate the team performance factor for corporate-level employees as well, except that the team performance factor for development employees, including Mr. Jones, was based on four company-wide measures specific to the development department. The regional performance targets and variance adjustments were set at the regional level consistent with the scales reflected above for the company performance factor. We do not disclose operating results on a region-by-region basis. The measures used for the development department’s team performance factor were new restaurant average daily sales and new weeks of operation (at the same target levels described above), as well as new restaurant development costs, which were targeted at $880,000, and a measure of the number of potential restaurant sites added to our pipeline. Disclosure of the targeted number of restaurant sites added to our pipeline would subject us to competitive harm. The performance target for this measure represents an expansion of our real estate pipeline to a level that would enable us to open restaurants at a higher rate than, and at a rate that we believe would allow our profit growth to exceed the profit growth of, our competitors. It would also represent an ability to capitalize on a relatively high percentage of the suitable restaurant sites that we believe become available in a given year. As such, we believe this target represented a challenge to our development team members, including Mr. Jones, and although achievable, we believe meeting this target was substantially uncertain at the time it was set.

The key initiatives targeted for 2009 were developing great managers, developing outstanding crew, increasing effectiveness of field support staff, improving restaurant throughput, treasuring every customer, and improving restaurant efficiencies. The committee’s discretionary determination of our level of achievement against these initiatives would result in specified adjustments to the company performance factor, though the impact of adjustments attributable to the key initiatives is designed to be less than the other metrics impacting the company performance factor.

As a result of our strong performance during 2009, we greatly exceeded the targeted operating income performance level, and were above target for each other AIP measure except new restaurant average daily sales, which were slightly below target. As a result, 2009 AIP bonuses throughout the company were based on a company performance factor at the capped level of 150 percent.

With regard to the team performance factor, the strong regional performance that led to our overachieving our goals at the company level also led to a team performance factor at the maximum level of 150 percent for corporate employees (including each executive officer other than Mr. Jones), and 146 for development employees (including Mr. Jones). The development team performance factor was slightly below the cap due to the adverse impact of the economic environment on development activity.

The committee determined the individual performance factor for each executive officer in view of the strong performance we achieved versus our goals and relative to our peers during 2009, and taking into account our continued restaurant growth and extraordinary growth in profitability in the midst of a difficult operating environment for restaurant companies. Using its subjective assessment of each executive’s performance and overall contributions to our results and to positioning us for continued success, the committee arrived at individual performance factors that were used to calculate the final AIP payouts.

To determine the final amount of 2009 AIP bonus payouts, each executive officer’s (and each other AIP participant’s) targeted bonus amount was multiplied by the 150 percent company performance factor to arrive at an adjusted targeted award amount. The adjusted targeted award amount was then adjusted based on the applicable team performance factor, which was weighted at 30 percent, and the applicable individual performance factor, which was weighted at 70 percent, except for Mr. Jones, for whom as with all of our development employees the team factor was weighted at 60 percent and the individual factor was weighted at 40 percent. As a result of these calculations, total 2009 AIP bonus payouts to the executive officers were approximately 188 to 204 percent of targeted bonuses. The actual bonuses paid to the executive officers under the AIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

In addition to setting and approving AIP payouts as described above, the committee also determined in February 2010 that it would be appropriate to reward our top executives for our outstanding performance during 2009 with special discretionary bonuses in addition to the AIP payouts. The committee made subjective determinations as to the amount of additional bonus that would be appropriate in light of the contributions of our Co-Chief Executive Officers and Chief Financial Officer, and approved payment of the bonuses reflected in the “Bonus” column of the table titled “Summary Compensation Table” below.

Annual Incentives—2010 AIP Structure

At its meeting on February 16, 2010, the committee approved the parameters of the AIP for 2010, with the structure of the 2010 AIP remaining substantially the same as described above. The operating and financial performance targets and key initiatives to be used to determine the company and team performance factors for 2010 were set at or above the levels included in the internal projections we relied on in issuing publicly-stated guidance regarding our company performance expectations for 2010.

In addition, the committee reconfirmed the target AIP bonus for 2010 at 100 percent of base salary for Mr. Ells and Mr. Moran, 75 percent of base salary for Mr. Hartung, and 50 percent of base salary for Mr. Blessing and Mr. Crumpacker.

Long-Term Incentives—SOSAR and Performance Share Grants and Performance-Contingent Restricted Stock Vesting during 2009

On February 16, 2009, the committee approved annual equity award grants to employees throughout our company, including grants of SOSARs to the executive officers. The base price of the SOSARs is $53.36, the closing price of our Class A common stock on the date the committee approved the grants. The SOSARs are subject to equal vesting on the second and third anniversaries of the grant date. The committee determined to apply this vesting schedule to the SOSARs granted in 2009, rather than the three-year cliff vesting schedule employed for option and SOSAR awards in prior years, in order to increase the perceived value of the awards at the time of grant and to make the SOSAR terms more consistent with market practice. The committee believes that many companies provide for partial vesting of equity awards beginning as soon as one year following the grant date of the award, and that employees may be better motivated by an award with at least partial vesting occurring sooner than three years following the award date.

The committee based the number of SOSARs awarded to each executive officer on our outperformance of substantially all of the companies in the restaurant industry peer group on the basis of sales growth, our extremely strong performance as compared to the peer group with respect to net income growth, and our above-average performance with respect to total shareholder return over the measurement period (as described above under—“Assessment of Company Performance”), as well as on the committee’s review of each executive officer’s performance. The number of SOSARs granted to each executive officer was based on the economic value of the awards, with the precise award levels varying to take into account the committee’s review of each executive officer’s performance for the prior year, the individual’s position, and the survey data on competitive market practice. As a result of the committee’s analysis, it approved awards of 150,000 SOSARs to Mr. Ells and Mr. Moran, 55,600 SOSARs to Mr. Hartung, 24,000 SOSARs to Mr. Blessing, 20,000 SOSARs to Mr. Crumpacker and 20,000 SOSARs to Mr. Jones.

In January 2009, in connection with our hiring of Mr. Crumpacker as our Chief Marketing Officer, the committee approved the award to Mr. Crumpacker of 13,600 performance shares. The number of performance shares awarded was based on the recommendations of the Co-Chief Executive Officers and the committee’s review of market levels of compensation for this role. The terms of these performance shares are described below under “Grants of Plan-Based Awards in 2009—Terms of 2009 Equity-Based Awards—Performance Shares.”

In addition to equity awards granted during 2009, shares of performance-contingent restricted stock originally granted on May 21, 2008 also vested in part. The shares of performance-contingent restricted stock represented a right to be issued shares of our common stock, subject to satisfaction of a specified level of cumulative aggregate operating income prior to the expiration date of the award. The committee set the performance target at the time of granting the awards, at a level that it believed would reward the executive officers for maintaining the strength of our business at the time the awards were made. The performance target for these awards is not as aggressive as the target for the performance shares also granted in May 2008 due to the nature of the performance-contingent restricted stock award, which was designed primarily to comply with Section 162(m) of the tax code and related rules relating to deductibility of the compensation expense attributable to the awards. Based on our exceeding the targeted level of $100 million in cumulative aggregate operating income from and after April 1, 2008, the performance condition in the performance-contingent restricted stock grants was satisfied as of April 15, 2009. As a result, half of the awards vested as of that date, and the remaining half of these awards vested on February 20, 2010. The number of shares received by each executive officer upon the awards vesting in April 2009 is reflected in the table titled “Options Exercised and Stock Vested in 2009” below, and an equal number of shares for each executive officer vested in February 2010.

Executive Stock Ownership Guidelines

In May 2008 our Board of Directors adopted stock ownership guidelines for our executive officers. These guidelines are intended to ensure that our executive officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with those of our shareholders. Alignment of our employees’ interests with those of our shareholders is a principal purpose of the equity component of our compensation program.

The ownership guidelines were adjusted in February 2009 to account for changes in our executive officers. The adjusted ownership guidelines, reflected as a targeted number of shares to be owned, are presented in the table below. The guidelines are reviewed for possible adjustment each year and may be adjusted by the committee at any time.

Position	# of shares
Chairman and Co-Chief Executive Officer	50,000
President and Co-Chief Operating Officer	50,000
Chief Financial Officer	10,625
Other executive officers	6,000

Shares underlying unvested restricted stock or restricted stock units count towards satisfaction of the guidelines. Executive officers who do not meet the guidelines are allowed five years to acquire the requisite number of shares to comply.

Tax and Other Regulatory Considerations

Code Section 162(m)

Section 162(m) of the Internal Revenue Code provides that compensation of more than $1,000,000 paid to the chief executive officer or to certain other executive officers of a public company will not be deductible for federal income tax purposes unless amounts above $1,000,000 qualify for one of several exceptions. The committee typically attempts to structure the compensation of our executive officers such that compensation paid will be tax deductible to us. The deductibility of some types of compensation payments, however, can depend upon interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control. In addition, the committee’s primary objective in designing executive compensation programs is to support and encourage the achievement of our company’s strategic goals and to enhance long-term shareholder value. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Section 162(m).

We have implemented a 2006 Cash Incentive Plan as an umbrella plan under which the AIP bonuses are paid in order to ensure that we can deduct the amount of the payouts from our reported income under Section 162(m). Under the 2006 Cash Incentive Plan, the committee sets maximum bonuses for each executive officer and other key employees. If the bonus amount determined under the AIP for participants in the 2006 Cash Incentive Plan is lower than the maximum bonus set under the 2006 Cash Incentive Plan, the committee has historically exercised discretion to pay the lower AIP bonus rather than the maximum bonus payable under the 2006 Cash Incentive Plan.

Code Section 409A

Section 409A of the U.S. tax code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. The committee takes Section 409A into account in determining the form and timing of compensation paid to our executive officers.

Accounting Rules

Various rules under generally accepted accounting principles determine the manner in which we account for equity-based compensation in our financial statements. The committee may consider the accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB Topic 718) of alternative grant proposals when determining the form and timing of equity compensation grants to our executive officers. The accounting treatment of such grants, however, is not generally determinative of the type, timing, or amount of any particular grant of equity-based compensation the committee determines to make.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Compensation Committee.

Darlene J. Friedman, Chairperson

Patrick J. Flynn

SUMMARY COMPENSATION TABLE

The table below presents the total compensation we paid to each of our executive officers for services provided to us during the years presented. Amounts in the columns titled “Salary” and “Non-Equity Incentive Plan Compensation” include amounts deferred at the election of each executive officer and paid into one or more retirement plans. Amounts in the columns titled “Stock Awards” and “Option Awards” reflect the grant date fair value of the identified stock-based compensation awards during the relevant year. Amounts in the column titled “Non-Equity Incentive Plan Compensation” were paid out (to the extent not deferred by the executive officer) under the AIP in March of the following year, as described above under “Compensation Discussion and Analysis—Discussion of Executive Officer Compensation Decisions—Annual Incentives—2009 AIP Payouts & Discretionary Bonuses.”

Name and Principal Position	Year	Salary		Bonus(1)		Stock Awards(2)		Option Awards(3)		Non-Equity Incentive Plan Compensation(4)		All Other Compensation(5)		Total
Steve Ells Chairman and Co-Chief Executive Officer	2009 2008 2007	$ $ $	1,080,769 938,462 557,692	$ $ $	156,200 180,620 86,670	$ $	— 3,634,176 3,513,950	$ $ $	2,827,500 2,308,655 1,984,000	$ $ $	2,244,000 597,080 1,101,600	$ $ $	106,229 159,178 66,151	$ $ $	6,414,698 7,818,171 7,310,063

Monty Moran Co-Chief Executive Officer	2009 2008 2007	$ $ $	834,231 576,923 425,000	$ $ $	85,200 92,116 54,169	$ $	— 2,655,744 1,916,700	$ $ $	2,827,500 1,683,660 992,000	$ $ $	1,734,000 304,511 688,500	$ $ $	73,306 72,726 53,512	$ $ $	5,554,237 5,385,680 4,129,881

Jack Hartung Chief Financial Officer	2009 2008 2007	$ $ $	461,346 413,461 329,973	$ $	56,800 53,734 —	$ $	— 1,310,400 1,277,800	$ $ $	1,048,060 808,667 620,000	$ $ $	719,100 177,631 445,673	$ $ $	125,515 115,723 106,303	$ $ $	2,410,821 2,879,616 2,779,749

Bob Blessing (6) Chief Development Officer	2009 2008	$ $	320,192 289,448	$	— 24,379	$	— 480,480	$ $	452,400 357,144	$ $	322,969 72,516	$ $	107,411 77,834	$ $	1,202,972 1,301,801

Mark Crumpacker Chief Marketing Officer	2009		$288,462		$250,000		$850,680		$377,000		$282,375		$128,763		$2,177,279

Rex Jones (7) Former Chief Development Officer	2009 2008	$ $	297,115 280,200	$	— 12,771	$	— 480,480	$ $	377,000 306,120	$ $	295,830 68,498	$ $	32,573 25,824	$ $	1,002,518 1,173,893

(1)	Amounts under Bonus for 2009 for Mr. Ells, Mr. Moran and Mr. Hartung reflect discretionary bonuses paid to those officers as described above under “Compensation Discussion and Analysis—Discussion of Executive Officer Compensation Decisions—Annual Incentives—2009 AIP Payouts & Discretionary Bonuses.” Amount under Bonus for 2009 for Mr. Crumpacker reflects a hiring bonus paid in connection with his joining us as Chief Marketing Officer in January 2009 as described above under “Compensation Discussion and Analysis—Discussion of Executive Officer Compensation Decisions—Base Salaries.” Amounts under Bonus for 2008 reflect the amount of 2008 AIP payouts to each executive officer attributable to discretionary adjustments made to the terms of the AIP for all employees. Amounts under Bonus for 2007 reflect discretionary bonuses paid to Mr. Ells and Mr. Moran in order to reward our top executives for their particularly outstanding performance and our extraordinary results during 2007.

(2)	Amounts under Stock Awards represent the grant date fair value under FASB Topic 718 of shares of restricted stock awarded in 2007 and performance shares awarded in 2008 (or in the case of Mr. Crumpacker, in January 2009). The shares of restricted stock awarded in 2007 were replaced with awards of performance-contingent restricted stock during 2008. For accounting purposes, the award of the performance-contingent restricted stock was treated as a modification of the original restricted stock grant with no incremental value associated with the modification. The value reported is the full value of the award based on the closing price of the security granted on the date of grant. This amount is recognized as compensation expense over the service period under FASB Topic 718.

(3)	Amounts under Option Awards represent the grant date fair value under FASB Topic 718 of stock options awarded in 2007 and SOSARs awarded in 2008 and 2009. See Note 5 to our financial statements for the year ended December 31, 2009, which are included in our Annual Report on Form 10-K filed with the SEC on February 19, 2010, for descriptions of the methodologies and assumptions we use to value option awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718.

(4)	Amounts under Non-Equity Incentive Plan Compensation represent the amounts earned under the AIP for the relevant year, as described under “Compensation Discussion and Analysis—Discussion of Executive Officer Compensation Decisions—Annual Incentives—AIP Structure” and “—2009 AIP Payouts & Discretionary Bonuses.”

(5)	Amounts under All Other Compensation for 2009 include the following:

•

Matching contributions we made on the executive officers’ behalf to the Chipotle Mexican Grill 401(K) plan as well as the Chipotle Supplemental Deferred Investment Plan, in the aggregate amounts of $75,877 for Mr. Ells, $50,158 for Mr. Moran, $28,362 for Mr. Hartung, $17,145 for Mr. Blessing, and $15,574 for Mr. Jones. See “Non-Qualified Deferred Compensation for 2009” below for a description of the Chipotle Supplemental Deferred Investment Plan.

•

Company car costs, which include the depreciation expense recognized on company-owned cars or lease payments on leased cars (in either case less employee payroll deductions), insurance premiums, and maintenance and fuel costs, or a monthly car allowance for officers who elect under the standard terms of our company-wide company car program to receive an allowance rather than a company car.

•

Housing costs, including monthly rent and utilities payments, of $31,040 for Mr. Hartung, $30,000 for Mr. Blessing, and less than $25,000 for Mr. Crumpacker, as well as payments for reimbursement of taxes payable in connection with this benefit totaling $14,190 for Mr. Hartung, $15,586 for Mr. Blessing and $12,014 for Mr. Crumpacker.

•

Relocation costs totaling $41,901 for Mr. Crumpacker, as well as legal fees totaling $35,792 for Mr. Crumpacker pertaining to sale of his interest in and related transactions with respect to the firm he founded and ran prior to joining us in January 2009.

•

Commuting expenses, which include air fare, airport parking and ground transportation relating to travel between an officer’s home and our company headquarters, totaling $26,380 for Mr. Hartung and $27,619 for Mr. Blessing.

•	Term life insurance premium payments for each executive officer.

(6)	Mr. Blessing became Chief Development Officer in February 2010.

(7)	Mr. Jones became Executive Director—International Development in February 2010.

GRANTS OF PLAN-BASED AWARDS IN 2009

Name	Grant Date(1)	Award Description	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (# shares)	Target (# shares)	Maximum (# shares)
Steve Ells	2/17/09	SOSARs(4)							150,000	$53.36	$2,827,500
	2/17/09	AIP	$0	$1,100,000	$2,244,000
Monty Moran	2/17/09	SOSARs(4)							150,000	$53.36	$2,827,500
	2/17/09	AIP	$0	$850,000	$1,734,000
Jack Hartung	2/17/09	SOSARs(4)							55,600	$53.36	$1,048,060
	2/17/09	AIP	$0	$352,500	$719,100
Bob Blessing	2/17/09	SOSARs(4)							24,000	$53.36	$452,400
	2/17/09	AIP	$0	$162,500	$331,500
Mark Crumpacker	1/5/09	Performance Shares(4)				13,600	13,600	13,600			$850,680
	2/17/09	SOSARs(4)							20,000	$53.26	$377,000
	2/17/09	AIP	$0	$150,000	$306,000
Rex Jones	2/17/09	SOSARs(4)							20,000	$53.36	$377,000
	2/17/09	AIP	$0	$150,000	$469,350

(1)	Each executive officer was entitled to a cash award to be paid under our Amended and Restated 2006 Cash Incentive Plan, although as a matter of practice the Compensation Committee exercises discretion to pay each executive officer a lesser amount determined under the AIP as described under “Compensation Discussion and Analysis—Components of Compensation—Annual Incentives,” as adjusted in the committee’s discretion when determined to be appropriate. Amounts under Threshold reflect the terms of the AIP as approved at the beginning of 2009. Amounts under Target reflect the target AIP bonus, which would have been paid to the executive officer if each of the company performance factor, team performance factor and individual performance factor under the AIP had been set at 100 percent. Amounts under Maximum reflect the AIP bonus which would have been payable had each of the company performance factor, team performance factor and individual performance factor been at the maximum level. Actual AIP bonuses paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled “Summary Compensation Table” above.

(2)	Performance shares awarded to Mr. Crumpacker will only vest in the event we achieve a specified performance target prior to expiration of the award. See “—Terms of 2009 Equity-Based Awards—Performance Shares” below.

(3)	See Note 5 to our financial statements for the year ended December 31, 2009, which are included in our Annual Report on Form 10-K filed with the SEC on February 19, 2010, for descriptions of the methodologies and assumptions we use to value SOSAR awards pursuant to FASB Topic 718. The grant date fair value of equity awards is included in the “Stock Awards” or “Option Awards” columns of the Summary Compensation Table for each executive officer for 2009.

(4)	All equity awards are denominated in shares of common stock, and are granted under the Amended and Restated Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan.

Terms of 2009 Equity-Based Awards

SOSARs

Each SOSAR represents the right to receive shares of common stock in an amount equal to (i) the excess of the market price of the common stock at the time of exercise over the base price of the SOSAR, divided by (ii) the market price of the common stock at the time of exercise. The base price of the SOSARs, $53.36, was equal to the closing price of our Class A common stock on the date the committee approved the grants, and the SOSARs are subject to vesting in equal amounts on the second and third anniversary of the grant date. Vesting of the SOSARs may also accelerate as described in the footnotes to the Equity Award Vesting table appearing below under “Potential Payments Upon Termination or Change-in-Control.” We filed the form of SOSAR Agreement for 2009 grants as an exhibit to our Annual Report on Form 10-K filed on February 19, 2009.

Performance Shares

The performance shares granted to Mr. Crumpacker had the same terms as performance share awards made to each other executive officer in February 2008, except that the performance goal for Mr. Crumpacker’s performance shares was adjusted to reflect the shorter performance period resulting from Mr. Crumpacker joining us in January 2009, 11 months after the awards were made to the other executive officers. The performance shares represent a right to be issued shares of our common stock, subject to our achievement of a specified level of cumulative aggregate operating income beginning with the first quarter of 2009 and prior to completion of our 2011 fiscal year, provided that the performance shares may generally not vest prior to January 1, 2012. Disclosure of the level of cumulative operating income required for the performance share award to vest would subject us to competitive harm. The committee set the performance target at a level that it believes represents a challenging goal for Mr. Crumpacker, in that achievement of the performance target prior to expiration of the award would require significant growth in operating income from the level achieved in 2008. Achieving this level of growth will require continued strong execution of our long-term growth plans, while preserving the profitability of our existing restaurants. Payout of the award requires that Mr. Crumpacker serve as our employee or as a non-employee member of our Board at all times from the grant date to the payout, subject to pro-rata payouts in the event Mr. Crumpacker terminates service with us due to death, disability, or retirement and the performance target is subsequently met prior to the expiration date. Vesting of the performance shares may also accelerate as described in the footnotes to the Equity Award Vesting Upon Termination table appearing below under “Potential Payments Upon Termination or Change-in-Control,” and in the text under “Potential Payments Upon Termination or Change-in-Control—Equity Award Vesting Upon Change-in-Control—Performance Shares.” We filed the form of Performance Share Agreement for these performance shares as an exhibit to our Annual Report on Form 10-K filed on February 26, 2008.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Steve Ells	—	80,000	(1)	$63.89	2/20/2014	27,500	(2)	$2,424,400	(3)
	—	90,500	(4)	$102.65	2/20/2015					41,600	(5)	$3,667,456	(3)
	—	150,000	(6)	$53.36	2/17/2016
Monty Moran	—	40,000	(1)	$63.89	2/20/2014	15,000	(2)	$1,322,400	(3)
	—	66,000	(4)	$102.65	2/20/2015					30,400	(5)	$2,680,064	(3)
	—	150,000	(6)	$53.36	2/17/2016
Jack Hartung	13,600	—		$22.00	1/25/2013	10,000	(2)	$881,600	(3)
	—	25,000	(1)	$63.89	2/20/2014					15,000	(5)	$1,322,400	(3)
	—	31,700	(4)	$102.65	2/20/2015
	—	55,600	(6)	$53.36	2/17/2016
Bob Blessing	—	10,000	(1)	$63.89	2/20/2014					5,500	(5)	$484,880	(3)
	—	14,000	(4)	$102.65	2/20/2015
	—	24,000	(6)	$53.36	2/17/2016
Mark Crumpacker	—	20,000	(6)	$53.36	2/17/2016					13,600	(5)	$1,198,976	(3)
Rex Jones	—	8,500	(1)	$63.89	2/20/2014					5,500	(5)	$484,880	(3)
	—	12,000	(4)	$102.65	2/20/2015
	—	20,000	(6)	$53.36	2/17/2016

(1)	Options vest in full on February 20, 2010, subject to potential accelerated vesting as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control—Equity Award Vesting Upon Termination.”

(2)	Represents shares of common stock remaining unvested from awards of performance-contingent restricted shares of Class A common stock on May 21, 2008. The awards vested in part upon satisfaction of performance criteria in April 2009, but under the terms of the awards the remaining half of each award did not vest until February 20, 2010.

(3)	Based on the closing stock price of our common stock on December 31, 2009 of $88.16 per share.

(4)	SOSARs vest in full on February 20, 2011, subject to potential accelerated vesting as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(5)

Represents shares of common stock remaining unvested from awards of performance shares made in 2008 (except that the award to Mr. Crumpacker was made at the time he joined us as Chief Marketing Officer in January 2009). The awards vest on the later of

February 20, 2010 (or in Mr. Crumpacker’s case, January 1, 2012) or satisfaction of performance criteria, subject to potential accelerated vesting as described below under “Potential Payments Upon Termination or Change-in-Control—Equity Award Vesting Upon Change-in-Control—Performance Shares,” and expire on March 1, 2012 if they have not vested prior to that date.

(6)	SOSARs vest in equal amounts on February 17, 2011 and 2012, subject to potential accelerated vesting as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

OPTION EXERCISES AND STOCK VESTED IN 2009

The following table provides summary information about stock options exercised by our executive officers during 2009 and shares of performance-contingent restricted stock which vested during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Steve Ells	150,000	$10,237,101	27,500	$2,049,850
Monty Moran	80,000	$4,775,510	15,000	$1,118,100
Jack Hartung	34,400	$2,251,828	10,000	$745,400
Bob Blessing	20,000	$1,198,378	—	—
Mark Crumpacker	—	—	—	—
Rex Jones	20,333	$1,265,460	—	—

(1)	Based upon the amount by which the closing price of our Class A common stock on the date of exercise exceeded the exercise price of the options.

(2)	Based upon the closing price of our Class A common stock on April 15, 2009, the vesting date, of $74.54 per share.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2009

Our Supplemental Deferred Investment Plan permits eligible management employees who elect to participate in the plan, including our executive officers, to make contributions to deferral accounts once the participant has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1 percent to 50 percent of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1 percent to 100 percent of awards under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We also match contributions at the rate of 100 percent on the first 3 percent of compensation contributed and 50 percent on the next 2 percent of compensation contributed, provided, however, that we only match contributions to a participant’s Deferred Bonus Account if the participant contributes to his or her Supplemental Account. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution. Amounts credited to a participant’s deferral accounts fluctuate to track a variety of available investment choices selected by the participant, and are fully vested at all times following contribution.

Participants may elect to receive distribution of amounts credited to either or both of the participant’s Supplemental Account or Deferred Bonus Account, in either (1) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (2) a lump sum or installment distribution following termination of the participant’s service with us, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of one or both of a participant’s deferral accounts are subject to federal income tax as ordinary income in the year the distribution is made.

Amounts credited to participants’ deferral accounts are un-funded, unsecured general obligations of ours to pay in the future the value of the accounts.

The table below presents contributions by each executive officer, and our matching contributions, to the Chipotle Supplemental Deferred Investment Plan during 2009, as well as each executive officer’s earnings under the plan and ending balances in the plan on December 31, 2009.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Steve Ells	$80,674	$66,077	$851	—	$322,740
Monty Moran	$49,293	$40,358	$52,391	$28,319	$208,917
Jack Hartung	$324,356	$26,602	$31,297	—	$1,042,834
Bob Blessing	$21,518	$7,655	$19,726	—	$93,987
Mark Crumpacker	—	—	—	—	—
Rex Jones	$87,834	$12,054	$59,009	—	$294,567

(1)	These amounts are reported in the Summary Compensation Table as part of each executive’s Salary for 2009.

(2)	These amounts are reported in the Summary Compensation Table as part of each executive’s All Other Compensation for 2009.

(3)	These amounts are not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(4)	These amounts include amounts previously reported in the Summary Compensation Table as Salary or All Other Compensation for years prior to 2009 (ignoring for purposes of this footnote any investment losses on balances in the plan), in the following aggregate amounts: $235,656 for Mr. Ells, $145,885 for Mr. Moran, $636,960 for Mr. Hartung, $55,867 for Mr. Blessing and $125,824 for Mr. Jones.

McDonald’s Excess Non-Qualified Plan and Non-Qualified Supplemental Plan

Prior to our separation from McDonald’s in October 2006, our executive officers and other key employees were permitted to participate in non-qualified deferred compensation plans maintained by McDonald’s. The McDonald’s Excess Non-Qualified Plan and Non-Qualified Supplemental Plan provide substantially similar benefits to participants as our Supplemental Deferred Investment Plan, except that the investment and distribution options in the McDonald’s plans are different than those in our plan. Effective with our separation from McDonald’s, our employees’ service with McDonald’s was deemed to have terminated, and the balances in these plans will be distributed in accordance with each participant’s distribution elections. Our employees are no longer permitted to contribute to these plans, but the balances remaining in the plans in respect of our executive officers are attributable in part to service as one of our employees.

The table below presents each executive officer’s aggregate earnings under and aggregate withdrawals from the McDonald’s plans during 2009, as well as each executive officer’s aggregate ending balances in the plans as of December 31, 2009.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(2)
Steve Ells	—	—	$768	$12,723	$25,916
Jack Hartung	—	—	$79,464	$32,370	$1,504,629
Rex Jones	—	—	$87	$10,270	$2,763

(1)	These amounts are not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(2)	These amounts include amounts previously reported in the Summary Compensation Table as Salary or All Other Compensation for 2006 (ignoring for purposes of this footnote any investment losses on balances in the plans), in the following aggregate amounts: $55,652 for Mr. Ells and $140,647 for Mr. Hartung.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have not entered into written employment, change-in-control, severance or similar agreements with any of our employees, including our executive officers. Accordingly, we do not have any written agreements requiring that we make post-employment severance payments to the executive officers in the event their employment terminates. In addition, payouts under the AIP are conditioned on the employee being employed as of the end of the year for which the payout relates. We have in the past paid severance to executives or other key employees who have left us, and we may negotiate individual severance arrangements with any executive officer whose employment with us terminates, depending on the circumstances of the executive’s termination.

The terms of the equity-based awards made to our executive officers do provide for post-employment benefits in certain circumstances. The table below reflects the dollar value, based on the closing price of our common stock on December 31, 2009, of the amount of each listed type of equity award which would have been realizable by each executive officer (including as a result of acceleration of vesting) had the executive’s employment terminated as of December 31, 2009 for the reasons identified in the table.

The table also reflects the benefits to our executive officers of term life insurance policies we maintain on their behalf.

Potential Amounts Realizable Upon Termination Under Equity Awards and Life Insurance Policies

Name	Termination for Cause(1)	Termination Without Cause(1)	Voluntary Resignation Without Good Reason(2)	Voluntary Resignation with Good Reason(2)	Economic Termination(3)	Retirement(4)	Qualifying Termination Following Change in Control(5)	Death/ Disability(6)
Steve Ells
Stock Options/SOSARs (7)	—	—	—	—	$1,941,600	N/A	$7,161,600	$7,161,600
Performance Shares	—	—	—	—	—	N/A	$3,667,456	$3,667,456
Performance-Contingent Restricted Stock	—	$2,424,400	—	$2,424,400	$2,424,400	N/A	$2,424,400	$2,424,400

Total	$0	$2,424,400	$0	$2,424,400	$4,366,000	N/A	$13,253,456	$13,253,456
Monty Moran
Stock Options/SOSARs (7)	—	—	—	—	$970,800	N/A	$6,190,800	$6,190,800
Performance Shares	—	—	—	—	—	N/A	$2,680,064	$2,680,064
Performance-Contingent Restricted Stock	—	$1,322,400	—	$1,322,400	$1,322,400	N/A	$1,322,400	$1,322,400

Total	$0	$1,322,400	$0	$1,322,400	$2,293,200	N/A	$10,193,264	$10,193,264
Jack Hartung
Stock Options/SOSARs (7)	—	$899,776	$899,776	$899,776	$1,506,526	$3,441,406	$3,441,406	$3,441,406
Performance Shares	—	—	—	—	—	$1,230,185	$1,322,400	$1,322,400
Performance-Contingent Restricted Stock	—	$881,600	—	$881,600	$881,600	$881,600	$881,600	$881,600

Total	$0	$1,781,376	$899,776	$1,781,376	$2,388,126	$5,553,191	$5,645,406	$5,645,406
Bob Blessing
Stock Options/SOSARs (7)	—	—	—	—	$242,700	$1,077,900	$1,077,900	$1,077,900
Performance Shares	—	—	—	—	—	$451,115	$484,880	$484,880

Total	$0	$0	$0	$0	$242,700	$1,529,015	$1,562,780	$1,562,780
Mark Crumpacker
Stock Options/SOSARs (7)	—	—	—	—	—	N/A	$696,000	$696,000
Performance Shares	—	—	—	—	—	N/A	$1,198,976	$1,198,976

Total	$0	$0	$0	$0	$0	N/A	$1,894,976	$1,894,976

Name	Termination for Cause(1)	Termination Without Cause(1)	Voluntary Resignation Without Good Reason(2)	Voluntary Resignation with Good Reason(2)	Economic Termination(3)	Retirement(4)	Qualifying Termination Following Change in Control(5)	Death/ Disability(6)
Rex Jones
Stock Options/SOSARs (7)	—	—	—	—	$206,295	N/A	$902,295	$902,295
Performance Shares	—	—	—	—	—	N/A	$484,880	$484,880

Total	$0	$0	$0	$0	$206,295	N/A	$1,387,175	$1,387,175

(1)	In the event of termination for cause, as defined in the plan under which the award was granted, of the employment of the holder of an equity award, all unvested equity awards, as well as vested stock options and SOSARs, terminate immediately. “Cause” under our Amended and Restated 2006 Stock Incentive Plan generally means an award holder’s failure to perform his or her duties, willful misconduct or gross negligence, breach of fiduciary duties to us, unauthorized use of company information, or commission of a felony involving moral turpitude.

(2)	Under our Amended and Restated 2006 Stock Incentive Plan, “good reason” generally means a reduction in an employee’s responsibilities or pay, or a change by more than 30 miles in the location of an employee’s job.

(3)	In the event of termination of the employment of an employee holding options or SOSARs as a result of a reduction in force, downsizing, technology changes, a reorganization, or adverse economic or business conditions, any options or SOSARs (except SOSARs granted in 2009) scheduled to vest on or before the first anniversary of the termination date vest immediately and any remaining unvested awards are terminated. Options or SOSARs vested on or before the termination date remain exercisable for a period of 90 days following the termination date. Only options granted in 2007 would have accelerated in the event of termination of an executive officer’s employment on December 31, 2009 for economic reasons.

Economic termination under applicable option and SOSAR agreements would also constitute termination without cause under other outstanding equity awards.

(4)	Certain outstanding equity awards provide that the holder is eligible for retirement when the employee reaches a combined age and years-of-service with us (and with McDonald’s Corporation unless there was a break in service prior to joining us from McDonald’s) of 70. Of the executive officers, only Mr. Hartung and Mr. Blessing are eligible for retirement.

In the event the employment with us of a holder of options or SOSARs terminates as a result of the holder’s retirement, provided we receive six months’ prior written notice of the retirement and the holder executes an agreement not to engage in any competitive activity with us for a period of at least two years following retirement, any options and SOSARs scheduled to vest on or before the third anniversary of the retirement date vest immediately and any remaining unvested options and SOSARs are terminated. Because our currently-outstanding options and SOSARs have a three year vesting term, all unvested options and SOSARs held by retirement-eligible employees would vest upon the holder’s retirement. Options and SOSARs vested on or before the holder’s retirement remain exercisable for a period of three years following the holder’s retirement.

In the event the employment with us of a holder of performance shares terminates as a result of the holder’s retirement, the performance shares will be paid out only upon satisfaction of the applicable performance condition, in a pro-rata amount equal to the period of the holder’s service with us following the grant of the award as a percentage of the time period from the grant of the award until satisfaction of the performance condition. Amounts reflected for retirement-eligible employees assume the awards vested as of February 20, 2010, the earliest date, as of December 31, 2009, that the awards could have vested. These awards were not vested as of the date of this filing.

(5)	Our Amended and Restated 2006 Stock Incentive Plan provides that, unless otherwise specified for an award under the plan, if the employment of a holder of an award under the plan is terminated without cause or by the holder for good reason within two years following a change in control as defined in the plan (in either case a “qualifying termination”), the holder’s unvested awards will vest and become exercisable. This provision applies to our outstanding options and SOSARs (other than SOSARs granted in 2009), and provides that such options and SOSARs will remain outstanding and exercisable for their full term.

A change in control would generally be deemed to occur under our Amended and Restated 2006 Stock Incentive Plan in the event any person or group acquires shares of our common stock representing greater than 25 percent of the combined voting power of our outstanding common stock, or in the event our current directors, or persons we nominate to replace current directors, do not constitute at least a majority of our Board, or in the event of certain mergers, liquidations, or sales of substantially all of our assets by us.

The award agreement for SOSARs granted in 2009 provides that in the event of a change in control under the plan, unless the SOSARs are replaced with an award meeting the criteria described below under “—Equity Award Vesting Upon Change in Control,” the SOSARs immediately vest. One of the provisions required to be included in a replacement award in order to avoid vesting of the SOSARs immediately upon occurrence of a change in control is that the replacement award must provide that if the employment of the holder is terminated without cause or by the holder for good reason, in each case as defined in our Amended and Restated 2006 Stock Incentive Plan, the award will vest.

The award agreement for our outstanding shares of performance-contingent restricted stock provide that in the event of a change in control under the plan, unless the performance-contingent restricted stock is replaced with an award meeting the criteria described below under “–Equity Award Vesting Upon Change in Control,” the performance-contingent restricted stock immediately vests. One of the provisions required to be included in a replacement award in order to avoid vesting of the performance-contingent restricted stock immediately upon occurrence of a change in control is that the replacement award must provide that if the employment of the holder is terminated without cause or due to death or disability of the holder, or by the holder for good reason, in each case as defined in our Amended and Restated 2006 Stock Incentive Plan, the award will vest.

The award agreement for our outstanding performance shares provides that in the event of a change in control under the plan that also constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under applicable U.S. Treasury Regulations, the performance shares remain outstanding and vesting will accelerate in the event the employment of the holder is terminated without cause or by the holder for good reason within two years following the change in control. In the event of a change in control under the plan that also constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” under applicable U.S. Treasury Regulations, unless the performance shares are replaced with an award meeting the criteria described below under “—Equity Award Vesting Upon Change in Control,” the performance shares immediately vest. One of the provisions required to be included in a replacement award in order to avoid vesting of the performance shares immediately upon occurrence of such a change in control is that the replacement award must provide that if the employment of the holder is terminated without cause or due to death or disability of the holder, or by the holder for good reason, in each case as defined in our Amended and Restated 2006 Stock Incentive Plan, the award will vest.

(6)	In the event the employment with us of a holder of options, SOSARs or an award of performance-contingent restricted stock terminates as a result of the holder’s death or disability (that is, a medically diagnosed permanent physical or mental inability to perform his or her job), all of the holder’s unvested options, SOSARs and performance-contingent restricted stock will vest, and such options and SOSARs will become immediately exercisable. In addition, the options and SOSARs will remain outstanding and exercisable for a period of three years following the holder’s death or disability.

In the event the employment with us of a holder of performance shares terminates as a result of the holder’s death or disability, the performance shares will be paid out only upon satisfaction of the applicable performance condition, in a pro-rata amount equal to the period of the holder’s service with us following the grant of the award as a percentage of the time period from the grant of the award until satisfaction of the performance condition.

Term life insurance policies maintained by us pay to the estate of any salaried employee, in the event of the employee’s death, an amount equal to two times the employee’s base salary at the time of his or her death, up to a maximum of $1,000,000, with additional amounts payable in the event the death is accidental. These policies carry an additional benefit for the executive officers only, providing that if the accidental death occurs while the officer is traveling on business for us there is an additional benefit payable equal to $350,000. This amount is not reflected in the table above.

(7)	The dollar values reflected in the table are based on the excess of the closing price of our common stock on December 31, 2009 over the exercise price of the applicable options or SOSARs. The terms of stock options granted in 2006, including options held as of December 31, 2009 by Mr. Hartung which were vested as of that date, allow post-termination exercise of vested options for a period of 30 days following the optionholder’s voluntary termination of his or her employment, unless otherwise specified in the footnotes above. Options and SOSARs granted in 2007 and thereafter, none of which were vested as of December 31, 2009, allow post-termination exercise of vested awards for a period of 90 days following the holder’s voluntary termination of his or her employment, unless otherwise specified above.

Equity Award Vesting Upon Change in Control

In addition to the provisions described above relating to equity-based awards for which vesting may accelerate in connection with a termination of the holder’s employment, our outstanding performance shares and performance-contingent restricted stock awards have provisions providing for the acceleration of vesting in connection with certain changes in control of Chipotle.

2009 SOSARs

The award agreement for SOSARs granted in 2009 provides that in the event of a change in control under our Amended and Restated 2006 Stock Incentive Plan, any unvested SOSARs will automatically vest as of the date of the change in control, unless the SOSARs are replaced with an award meeting the following criteria:

•	the replacement award must be denominated in securities listed on a national securities exchange;

•

the replacement award must have a value equal to the SOSARs being replaced, including an aggregate exercise or base price equal to the aggregate base price of such SOSARs, an aggregate spread equal to the aggregate spread of such SOSARs as determined immediately prior to the relevant change in control, and a ratio of exercise price or base price to the fair market value of the securities subject to such replacement award that is equal to the ratio of base price of such SOSARs to the price of our common stock at the time of the change in control;

•

the vesting date(s) of the replacement award must be the same as the vesting date(s) of the performance-contingent restricted stock, subject to full acceleration of vesting of the replacement award in the event that the holder’s employment is terminated by the surviving or successor entity without cause or by the holder for good reason, in each case as defined in our Amended and Restated 2006 Stock Incentive Plan; and

•

the replacement award must provide for immediate vesting upon any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a change in control as defined in our Amended and Restated 2006 Stock Incentive Plan, or upon the securities constituting such replacement award ceasing to be listed on a national securities exchange.

In the event of a change in control under the plan as of December 31, 2009, if the outstanding 2009 SOSARs were not replaced with a replacement award meeting the criteria specified above, the executive officers would have had vesting accelerated on awards with the following dollar values as of December 31, 2009:

Executive Officer	Value of Vested Award
Steve Ells	$5,220,000
Monty Moran	$5,220,000
Jack Hartung	$1,934,880
Bob Blessing	$835,200
Mark Crumpacker	$696,000
Rex Jones	$696,000

Performance Shares

The award agreement for our outstanding performance share awards provide that in the event of a change in control under the plan that also constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under applicable U.S. Treasury Regulations, the performance share awards remain outstanding and vesting will only accelerate in the event the employment of the holder is terminated without cause or by the holder for good reason within two years following the change in control.

In the event of a change in control under the plan that also constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” under applicable U.S. Treasury Regulations, the performance share awards immediately vest unless they are replaced with an award meeting the following criteria:

•	the replacement award must consist of securities listed on a national securities exchange;

•

the replacement award must have a value equal to the value of the unvested performance share award, calculated as if each unvested share were exchanged for the consideration (including all stock, other securities or assets, including cash) payable for one share of common stock in the change in control transaction;

•

the vesting date of the replacement award must be March 1, 2011, unless the change in control is after that date but prior to March 1, 2012 (the expiration date of the award), in which case the vesting date must be March 1, 2012, subject to full acceleration of vesting of the replacement award in the event that the holder’s employment is terminated by the surviving or successor entity without cause or by the holder for good reason, in each case as defined in our Amended and Restated 2006 Stock Incentive Plan, or the holder’s employment terminates due to the holder’s medically diagnosed permanent physical or mental inability to perform his or her job duties; and

•

the replacement award must provide for immediate vesting upon any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a change in control as defined in our Amended and Restated 2006 Stock Incentive Plan, or the securities constituting such replacement award ceasing to be listed on a national securities exchange.

In the event of such a change in control under the plan as of December 31, 2009, if the outstanding performance share awards were not replaced with a replacement award meeting the criteria specified above, the executive officers would have had vesting accelerated on awards with the following dollar values as of December 31, 2009 (in addition to any acceleration of vesting as described below under “—Performance-Contingent Restricted Stock”):

Executive Officer	Value of Vested Award
Steve Ells	$3,667,456
Monty Moran	$2,680,064
Jack Hartung	$1,322,400
Bob Blessing	$484,880
Mark Crumpacker	$1,198,976
Rex Jones	$484,880

Performance-Contingent Restricted Stock

The award agreement for our outstanding shares of performance-contingent restricted stock provides that in the event of a change in control under our Amended and Restated 2006 Stock Incentive Plan, any unvested shares of performance-contingent restricted stock will automatically vest as of the date of the change in control, unless the performance-contingent restricted stock is replaced with an award meeting the following criteria:

•	the replacement award must consist of securities listed on a national securities exchange;

•	the performance criteria applicable to the performance-contingent restricted stock will be deemed satisfied;

•

the replacement award must have a value equal to the value of the unvested shares of performance-contingent restricted stock, calculated as if each unvested share were exchanged for the consideration (including all stock, other securities or assets, including cash) payable for one share of common stock in the change in control transaction;

•

the vesting date(s) of the replacement award must be the same as the vesting date(s) of the performance-contingent restricted stock, subject to full acceleration of vesting of the replacement award in the event that the holder’s employment is terminated by the surviving or successor entity without cause or by the holder for good reason, in each case as defined in our Amended and Restated 2006 Stock Incentive Plan, or the holder’s employment is terminated due to the holder’s death, or the holder’s disability as defined in our Amended and Restated 2006 Stock Incentive Plan; and

•

the replacement award must provide for immediate vesting upon (i) any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a change in control as defined in our Amended and Restated 2006 Stock Incentive Plan, (ii) the securities constituting such replacement award ceasing to be listed on a national securities exchange, or (iii) the date the holder experiences a qualifying termination as defined in our Amended and Restated 2006 Stock Incentive Plan.

In the event of a change in control under the plan as of December 31, 2009, if the outstanding performance-contingent restricted stock awards were not replaced with a replacement award meeting the criteria specified above, the executive officers would have had vesting accelerated on awards with the following dollar values as of December 31, 2009:

Executive Officer	Value of Vested Award
Steve Ells	$2,424,400
Monty Moran	$1,322,400
Jack Hartung	$881,600

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and holders of greater than 10 percent of our outstanding common stock to file initial reports of their ownership of our equity securities and reports of changes in ownership with the SEC. Based solely on a review of the copies of such reports furnished to us and written representations from our officers and directors, we believe that all Section 16(a) filing requirements were complied with on a timely basis in 2009, except that one report on Form 4 reporting a sale by Mr. Ells was filed late due to an administrative error.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Sequence LLC

Mark Crumpacker, our Chief Marketing Officer, served as Creative Director for Sequence, LLC, a strategic design and marketing consulting firm he co-founded in 2002, prior to joining us in January 2009. Sequence provided us with a variety of marketing consulting services during 2009 under a master services agreement, and we expect to continue to work with Sequence during 2010. Sequence has issued Mr. Crumpacker a promissory note in connection with his separation from them, has agreed to license certain intellectual property from him, and he also retains a call right to purchase a minority interest in Sequence at any time prior to 2012. We incurred fees payable to Sequence totaling $1.29 million for services during 2009.

Registration Rights

Prior to our initial public offering, certain of our current shareholders, including Steve Ells, our Chairman and Co-Chief Executive Officer, Monty Moran, our Co-Chief Executive Officer and member of our Board of Directors, and Albert S. Baldocchi and Darlene J. Friedman, members of our Board, entered into a registration rights agreement with us relating to shares of common stock they held at the time the agreement was executed. Under the agreement, these directors are entitled to piggyback registration rights with respect to any registration statement we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

OTHER BUSINESS AND MISCELLANEOUS

The Board and management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons named in the accompanying proxy vote the proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2011 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules.

Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2011 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received by us no later than December 16, 2010, unless the date of our 2011 annual meeting is more than 30 days before or after June 8, 2011, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals should be addressed to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

Bylaw Requirements for Shareholder Submission of Nominations and Proposals.

A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2011 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our corporate Secretary at the above address no earlier than the close of business on February 8, 2011, and no later than the close of business on March 10, 2011, unless the date of the 2011 annual meeting is more than 30 days before or after June 8, 2011. If the date of the 2011 annual meeting is more than 30 days before or after June 8, 2011, we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90 th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2011 annual meeting is made.

AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF CONDUCT, CODES OF ETHICS AND COMMITTEE CHARTERS

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports filed with the SEC, our Code of Conduct, Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of either class of our common stock are posted on and may be obtained on the Investors page of our website at www.chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

DELIVERY OF MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES

Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact Chipotle investor relations by phone at (614) 508-1303, by writing to Investor Relations, Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, Colorado, or by email to ir@chipotle.com.

MISCELLANEOUS

If you request physical delivery of these proxy materials, we will mail along with the proxy materials our 2009 Annual Report, including our Annual Report on Form 10-K for fiscal year 2009 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report or Form 10-K be a part of the proxy statement or a solicitation of proxies.

You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you are a holder of record and have received a proxy card, via telephone as explained on the proxy card. We will appreciate your prompt response.

By order of the Board of Directors

/s/ Monty Moran
Co-Chief Executive Officer, Secretary and Director

April 15, 2010

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All			For All Except
The Board of Directors recommends that you vote FOR the following:
		☐	☐			☐
1.	Election of Directors
Nominees

01	Albert S. Baldocchi 02 Neil W. Flanzraich 03 Darlene J. Friedman

The Board of Directors recommends you vote FOR the following proposal(s):							For	Against	Abstain

2	Ratification of Ernst & Young LLP as independent registered public accounting firm for the year ended December 31, 2010.						☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR all nominees for director and item 1. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Householding Election - Please indicate if you consent to receive certain future investor communications in a single package per household.				Yes ☐	No ☐

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS
June 8, 2010

The shareholder(s) hereby appoint(s) Steve Ells, Monty Moran, and Jack Hartung, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M. Mountain Time on June 8, 2010, at The Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” EACH PROPOSAL.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE